Exhibit 99.3

People’s United Financial, Inc.

Consolidated Statements of Condition - (Unaudited)

(in millions)	June 30, 2021	December 31, 2020
Assets
Cash and due from banks	$516.3	$477.3
Short-term investments	5,249.4	3,766.0

Total cash and cash equivalents (note 2)	5,765.7	4,243.3

Securities (note 2):
Debt securities available-for-sale, at fair value	6,328.6	4,925.5
Debt securities held-to-maturity, at amortized cost and net of allowance for credit losses of $1.5 million and $1.6 million (fair value of $4.24 billion and $4.27 billion)	4,003.1	3,993.8
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	264.9	266.6
Equity securities, at fair value	-	5.3

Total securities	10,596.6	9,191.2

Loans held-for-sale	5.4	26.5

Loans (notes 3, 4 and 5):
Commercial and industrial	13,627.4	14,982.3
Commercial real estate	13,243.2	13,336.9
Equipment financing	4,990.9	4,930.0

Total Commercial Portfolio	31,861.5	33,249.2

Residential mortgage	7,626.2	8,518.9
Home equity and other consumer	1,877.9	2,101.4

Total Retail Portfolio	9,504.1	10,620.3

Total loans	41,365.6	43,869.5
Less allowance for credit losses on loans	(348.1)	(425.1)

Total loans, net	41,017.5	43,444.4

Goodwill (note 8)	2,680.8	2,680.8
Bank-owned life insurance	713.7	711.6
Premises and equipment, net	261.8	276.7
Other acquisition-related intangible assets (note 8)	145.0	165.1
Other assets (notes 1, 2, 3, 5 and 13)	2,154.2	2,352.2

Total assets	$63,340.7	$63,091.8

Liabilities
Deposits:
Non-interest-bearing	$16,722.8	$15,881.7
Savings	6,710.2	6,029.7
Interest-bearing checking and money market	24,705.9	24,567.5
Time	4,442.3	5,658.8

Total deposits	52,581.2	52,137.7

Borrowings:
Federal Home Loan Bank advances	569.7	569.7
Customer repurchase agreements	382.5	452.9
Federal funds purchased	-	125.0

Total borrowings	952.2	1,147.6

Notes and debentures	1,001.6	1,009.6
Other liabilities (notes 1, 4, 5 and 13)	1,056.1	1,194.1

Total liabilities	55,591.1	55,489.0

Commitments and contingencies (notes 1, 5 and 10)
Stockholders’ Equity (notes 1, 6 and 9)
Preferred stock ($0.01 par value; 50.0 million shares authorized; 10.0 million shares issued and outstanding at both dates)	244.1	244.1
Common stock ($0.01 par value; 1.95 billion shares authorized; 536.8 million shares and 533.7 million shares issued)	5.4	5.3
Additional paid-in capital	7,709.4	7,663.6
Retained earnings	1,516.5	1,363.6
Unallocated common stock of Employee Stock Ownership Plan, at cost (5.4 million shares and 5.6 million shares)	(112.0)	(115.6)
Accumulated other comprehensive loss	(144.8)	(89.2)
Treasury stock, at cost (109.0 million shares at both dates)	(1,469.0)	(1,469.0)

Total stockholders’ equity	7,749.6	7,602.8

Total liabilities and stockholders’ equity	$63,340.7	$63,091.8

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc.

Consolidated Statements of Income - (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per common share data)	2021	2020	2021	2020
Interest and dividend income:
Commercial and industrial	$107.9	$112.4	$224.0	$218.8
Commercial real estate	101.6	122.4	200.4	272.0
Equipment financing	62.5	67.6	125.3	135.8
Residential mortgage	64.4	84.8	134.3	175.2
Home equity and other consumer	16.2	20.1	32.7	48.1

Total interest on loans	352.6	407.3	716.7	849.9
Securities	52.4	49.8	103.8	101.0
Short-term investments	1.3	0.2	2.5	2.2
Loans held-for-sale	-	0.3	0.3	3.6

Total interest and dividend income	406.3	457.6	823.3	956.7

Interest expense:
Deposits	17.1	41.7	39.8	120.6
Borrowings	1.1	2.0	2.3	17.4
Notes and debentures	7.2	8.3	14.4	17.1

Total interest expense	25.4	52.0	56.5	155.1

Net interest income	380.9	405.6	766.8	801.6
Provision for credit losses on loans (note 4)	(40.7)	80.8	(54.3)	114.3
Provision for credit losses on securities (note 2)	(0.1)	-	(0.1)	-

Net interest income after provision for credit losses	421.7	324.8	821.2	687.3

Non-interest income:
Bank service charges	24.9	20.3	48.4	48.3
Investment management fees	21.5	17.4	41.4	35.5
Commercial banking lending fees	14.1	10.6	27.7	22.7
Operating lease income (note 5)	11.2	11.8	22.5	24.4
Cash management fees	9.6	8.1	18.8	15.5
Other non-interest income (note 2)	17.7	21.4	34.8	67.0

Total non-interest income	99.0	89.6	193.6	213.4

Non-interest expense:
Compensation and benefits	177.6	167.8	350.4	341.7
Occupancy and equipment	50.0	48.0	99.1	99.0
Professional and outside services	30.0	25.7	63.6	64.2
Amortization of other acquisition-related intangible assets (note 8)	8.8	10.2	19.8	20.9
Regulatory assessments	7.8	8.7	15.9	17.4
Operating lease expense	7.6	8.8	15.4	18.6
Other non-interest expense	23.2	34.8	52.7	62.3

Total non-interest expense	305.0	304.0	616.9	624.1

Income before income tax expense	215.7	110.4	397.9	276.6
Income tax expense (note 1)	44.9	20.5	82.6	56.3

Net income	170.8	89.9	315.3	220.3
Preferred stock dividend	3.5	3.5	7.0	7.0

Net income available to common shareholders	$167.3	$86.4	$308.3	$213.3

Earnings per common share (note 7):
Basic	$0.40	$0.21	$0.73	$0.50
Diluted	0.39	0.21	0.73	0.50

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc.

Consolidated Statements of Comprehensive Income - (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net income	$170.8	$89.9	$315.3	$220.3

Other comprehensive income (loss), net of tax:
Net actuarial gains and losses related to pension and other postretirement plans	5.1	1.6	5.5	3.2
Net unrealized gains and losses on debt securities available-for-sale	44.3	18.4	(64.2)	90.0
Amortization of unrealized losses on debt securities transferred to held-to-maturity	0.9	1.0	2.2	2.0
Net unrealized gains and losses on derivatives accounted for as cash flow hedges	0.2	(2.2)	0.9	(2.2)

Total other comprehensive income (loss), net of tax (note 6)	50.5	18.8	(55.6)	93.0

Total comprehensive income	$221.3	$108.7	$259.7	$313.3

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc.

Consolidated Statements of Changes in Stockholders’ Equity - (Unaudited)

Three months ended June 30, 2021 (in millions, except per common share data)	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Unallocated ESOP (1) Common Stock	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance at March 31, 2021	$244.1	$5.4	$7,693.9	$1,426.9	$(113.8)	$(195.3)	$(1,469.0)	$7,592.2
Net income	-	-	-	170.8	-	-	-	170.8
Total other comprehensive income, net of tax (note 6)	-	-	-	-	-	50.5	-	50.5
Cash dividend on common stock ($0.1825 per share)	-	-	-	(77.3)	-	-	-	(77.3)
Cash dividend on preferred stock	-	-	-	(3.5)	-	-	-	(3.5)
Restricted stock and performance-based share awards	-	-	6.6	-	-	-	-	6.6
ESOP common stock committed to be released (note 9)	-	-	-	(0.3)	1.8	-	-	1.5
Common stock repurchased and retired upon vesting of restricted stock awards	-	-	-	(0.1)	-	-	-	(0.1)
Stock options exercised	-	-	8.9	-	-	-	-	8.9

Balance at June 30, 2021	$244.1	$5.4	$7,709.4	$1,516.5	$(112.0)	$(144.8)	$(1,469.0)	$7,749.6

Six months ended June 30, 2021 (in millions, except per common share data)	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Unallocated ESOP Common Stock	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance at December 31, 2020	$244.1	$5.3	$7,663.6	$1,363.6	$(115.6)	$(89.2)	$(1,469.0)	$7,602.8
Net income	-	-	-	315.3	-	-	-	315.3
Total other comprehensive loss, net of tax (note 6)	-	-	-	-	-	(55.6)	-	(55.6)
Cash dividends on common stock ($0.3625 per share)	-	-	-	(153.0)	-	-	-	(153.0)
Cash dividends on preferred stock	-	-	-	(7.0)	-	-	-	(7.0)
Restricted stock and performance-based share awards	-	-	8.4	-	-	-	-	8.4
ESOP common stock committed to be released (note 9)	-	-	-	(0.7)	3.6	-	-	2.9
Common stock repurchased and retired upon vesting of restricted stock awards	-	-	-	(1.7)	-	-	-	(1.7)
Stock options exercised	-	0.1	37.4	-	-	-	-	37.5

Balance at June 30, 2021	$244.1	$5.4	$7,709.4	$1,516.5	$(112.0)	$(144.8)	$(1,469.0)	$7,749.6

(1) Employee Stock Ownership Plan

Three months ended June 30, 2020 (in millions, except per common share data)	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Unallocated ESOP Common Stock	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance at March 31, 2020	$244.1	$5.3	$7,644.4	$1,514.5	$(121.1)	$(92.7)	$(1,469.0)	$7,725.5
Net income	-	-	-	89.9	-	-	-	89.9
Total other comprehensive income, net of tax (note 6)	-	-	-	-	-	18.8	-	18.8
Cash dividend on common stock ($0.18 per share)	-	-	-	(75.5)	-	-	-	(75.5)
Cash dividend on preferred stock	-	-	-	(3.5)	-	-	-	(3.5)
Restricted stock and performance-based share awards	-	-	5.0	-	-	-		5.0
ESOP common stock committed to be released (note 9)	-	-	-	(0.8)	1.8	-	-	1.0
Stock options exercised	-	-	1.8	-	-	-	-	1.8

Balance at June 30, 2020	$244.1	$5.3	$7,651.2	$1,524.6	$(119.3)	$(73.9)	$(1,469.0)	$7,763.0

Six months ended June 30, 2020 (in millions, except per common share data)	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Unallocated ESOP Common Stock	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance at December 31, 2019	$244.1	$5.3	$7,639.4	$1,512.8	$(122.9)	$(166.9)	$(1,164.6)	$7,947.2
Net income	-	-	-	220.3	-	-	-	220.3
Total other comprehensive income, net of tax (note 6)	-	-	-	-	-	93.0	-	93.0
Cash dividends on common stock ($0.3575 per share)	-	-	-	(152.8)	-	-	-	(152.8)
Cash dividends on preferred stock	-	-	-	(7.0)	-	-	-	(7.0)
Restricted stock and performance-based share awards	-	-	7.5	-	-	-		7.5
Common stock repurchased (note 6)	-	-	-	-	-	-	(304.4)	(304.4)
ESOP common stock committed to be released (note 9)	-	-	-	(1.4)	3.6	-	-	2.2
Common stock repurchased and retired upon vesting of restricted stock awards	-	-	-	(1.4)	-	-	-	(1.4)
Stock options exercised	-	-	4.3	-	-	-	-	4.3
Transition adjustments related to adoption of new accounting standards (note 1)	-	-	-	(45.9)	-	-	-	(45.9)

Balance at June 30, 2020	$244.1	$5.3	$7,651.2	$1,524.6	$(119.3)	$(73.9)	$(1,469.0)	$7,763.0

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc.

Consolidated Statements of Cash Flows - (Unaudited)

	Six Months Ended June 30,
(in millions)	2021	2020
Cash Flows from Operating Activities:
Net income	$315.3	$220.3
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	(54.4)	114.3
Depreciation and amortization of premises and equipment	21.9	21.8
Amortization of other acquisition-related intangible assets	19.8	20.9
Expense related to share-based awards	16.0	13.9
Expense related to operating leases	15.4	18.6
ESOP common stock committed to be released	2.9	2.2
Net gains on sales of loans	-	(15.7)
Net gains on sales of residential mortgage loans held-for-sale	(1.5)	(1.5)
Originations of loans held-for-sale	(31.1)	(88.0)
Proceeds from sales of loans held-for-sale	53.7	588.6
Net decrease in trading debt securities	-	7.1
Excess income tax benefits from stock option exercises	0.8	-
Net changes in other assets and other liabilities	297.0	(586.3)

Net cash provided by operating activities	655.8	316.2

Cash Flows from Investing Activities:
Proceeds from sales of equity securities	6.4	0.9
Proceeds from principal repayments and maturities of debt securities available-for-sale	661.6	467.7
Proceeds from principal repayments and maturities of debt securities held-to-maturity	127.1	146.0
Purchases of debt securities available-for-sale	(2,339.5)	(872.8)
Purchases of debt securities held-to-maturity	(149.0)	(138.3)
Net purchases of Federal Reserve Bank stock	(0.4)	(24.2)
Net redemptions of Federal Home Loan Bank stock	2.1	66.9
Proceeds from sales of loans	54.6	29.1
Net principal collections (disbursements) of loans	2,437.8	(1,801.3)
Purchases of loans	(41.5)	(10.9)
Purchases of premises and equipment	(17.1)	(16.0)
Purchases of leased equipment, net	-	(1.2)
Proceeds from sales of real estate owned	3.0	8.1
Return of premium on bank-owned life insurance, net	1.0	1.1

Net cash provided by (used in) investing activities	746.1	(2,144.9)

Cash Flows from Financing Activities:
Net increase in deposits	443.5	6,344.8
Net decrease in borrowings with terms of three months or less	(195.3)	(3,337.8)
Repayments of borrowings with terms of more than three months	(0.1)	(35.1)
Cash dividends paid on common stock	(153.0)	(152.8)
Cash dividends paid on preferred stock	(7.0)	(7.0)
Repurchases of common stock	(1.7)	(305.8)
Proceeds from stock options exercised	34.1	0.7

Net cash provided by financing activities	120.5	2,507.0

Net increase in cash and cash equivalents	1,522.4	678.3
Cash and cash equivalents at beginning of period	4,243.3	801.0

Cash and cash equivalents at end of period	$5,765.7	$1,479.3

Supplemental Information:
Income tax payments	$79.6	$24.1
Interest payments	57.1	160.0
Significant non-cash transactions:
Unsettled purchases of securities	21.2	-
Right-of-use assets obtained in exchange for lessee operating lease liabilities	8.4	14.8
Real estate properties acquired by foreclosure	1.5	2.8

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

NOTE 1. GENERAL

In the opinion of management, the accompanying unaudited consolidated financial statements of People’s United Financial, Inc. (“People’s United” or the “Company”) have been prepared to reflect all adjustments necessary to present fairly the financial position and results of operations as of the dates and for the periods shown. All significant intercompany transactions and balances are eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

In preparing the consolidated financial statements, management is required to make significant estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from management’s current estimates, as a result of changing conditions and future events.

Several accounting estimates are particularly critical and are susceptible to significant near-term change, including the allowance for credit losses (“ACL”) and the recoverability of goodwill and other intangible assets. These accounting estimates are reviewed with the Audit Committee of the Board of Directors.

The judgments used by management in applying critical accounting policies may be affected by economic conditions, which may result in changes to future financial results. For example, subsequent evaluations of the loan portfolio, in light of the factors then prevailing, may result in significant changes in the ACL in future periods, and the inability to collect outstanding principal may result in increased credit losses.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) have been omitted or condensed. As a result, the accompanying consolidated financial statements should be read in conjunction with People’s United’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”). The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the results of operations that may be expected for the entire year or any other interim period.

Note 1 to People’s United’s audited consolidated financial statements included in the 2020 Form 10-K, as supplemented by the Quarterly Report for the period ended March 31, 2021 and this Quarterly Report for the period ended June 30, 2021, provides disclosure of People’s United’s significant accounting policies.

People’s United holds ownership interests in limited partnerships formed to develop and operate affordable housing units for lower income tenants throughout its franchise area. The underlying partnerships, which are considered variable interest entities, are not consolidated into the Company’s Consolidated Financial Statements. These investments have historically played a role in enabling People’s United Bank, National Association (the “Bank”) to meet its Community Reinvestment Act requirements while, at the same time, providing federal income tax credits.

Affordable housing investments, including all legally binding commitments to fund future investments, are included in other assets in the Consolidated Statements of Condition ($557.8 million and $460.8 million at June 30, 2021 and December 31, 2020, respectively). Included in other liabilities in the Consolidated Statements of Condition is a liability for all legally binding unfunded commitments to fund future investments ($248.6 million and $182.4 million at those dates). The cost of the Company’s investments is amortized on a straight-line basis over the period during which the related federal income tax credits are realized (generally 10 years). Amortization expense, which is included as a component of income tax expense, totaled $8.6 million and $8.2 million for the three months ended June 30, 2021 and 2020, respectively, and $16.8 million and $15.2 million for the six months ended June 30, 2021 and 2020, respectively.

Current Expected Credit Losses

On January 1, 2020, the Company adopted new accounting guidance, which requires entities to estimate and recognize an allowance for lifetime expected credit losses for financial assets measured at amortized cost, including loans, held-to-maturity securities and other receivables, as well as certain off-balance sheet credit exposures (the “CECL standard”). Upon adoption of this guidance, a transition adjustment decreasing opening retained earnings by $45.9 million was recorded. The Company did not change its application of the accounting policies with respect to loans or its methodology for determining the ACL during the six months ended June 30, 2021.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Pending Acquisition

On February 22, 2021, People’s United and M&T Bank Corporation (“M&T”) announced that they have entered into a definitive agreement under which M&T will acquire People’s United in an all-stock transaction. Under the terms of the agreement, each share of People’s United common stock will be converted into the right to receive 0.118 shares of M&T common stock. The merger, which is subject to the satisfaction of customary closing conditions, including receipt of regulatory approval, was approved by the shareholders of both People’s United and M&T on May 25, 2021, and is expected to close in the fourth quarter of 2021. Merger-related expenses recorded for the three and six months ended June 30, 2021 totaled $9.2 million and $16.7 million, respectively.

Recent Developments

On January 21, 2021, the Bank announced its decision not to renew its agreements with Stop & Shop to operate 140 in-store branches in Connecticut and New York upon their expiration in 2022. Branch closures will take place over several years using a phased approach. In the first quarter of 2021, the Bank reached an agreement with Stop & Shop on the timing of the exit from all New York in-store branch and ATM locations, which began in the third quarter of 2021 with a full exit occurring over the next three quarters. Contract termination costs recorded for the three and six months ended June 30, 2021 totaled $2.0 million and $14.1 million, respectively.

On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease (“COVID-19”) a global pandemic. Economic activity in many countries, including the United States, began to deteriorate rapidly as the COVID-19 pandemic spread across the globe. In the United States, which has been operating under a presidentially-declared national emergency since March 13, 2020, the COVID-19 pandemic caused severe disruption to the capital markets as well as business and economic activity. In response, individual municipalities and entire states adopted travel and work location restrictions, social distancing requirements, and in some cases, shelter-in-place protocols in order to slow the spread of the virus. These measures resulted in the closure of many schools, stores, offices, restaurants and manufacturing facilities, causing a decline in spending and an increase in layoffs.

In response, the Federal government introduced several measures to mitigate the magnitude of the pandemic’s effects. Most notably, on March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which provides financial assistance for businesses and individuals as well as targeted regulatory relief for financial institutions, was signed into law. This relief package was subsequently followed by additional government stimulus in the form of the Consolidated Appropriations Act, 2021 in December 2020 and the American Rescue Plan in March 2021. The impact of the COVID-19 pandemic on economic conditions, both in the United States and abroad, has created global uncertainty about the future economic environment including the length and depth of any global recession that may occur. Concerns over interest rates, domestic and global policy issues, U.S. trade policy and geopolitical events, and the influence of those factors on the markets in general, further add to this uncertainty.

NOTE 2. CASH AND CASH EQUIVALENTS AND SECURITIES

Included in short-term investments are interest-bearing deposits at the Federal Reserve Bank of New York (the “FRB-NY”) totaling $5.14 billion at June 30, 2021 and $3.60 billion at December 31, 2020. These deposits represent an alternative to overnight federal funds sold and yielded 0.15% at June 30, 2021 and 0.10% at December 31, 2020, respectively.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The amortized cost, ACL, gross unrealized gains and losses, and fair value of People’s United’s debt securities available-for-sale and debt securities held-to-maturity are as follows:

As of June 30, 2021 (in millions)	Amortized Cost	ACL	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities available-for-sale:
U.S. Treasury and agency	$529.0	$-	$8.1	$-	$537.1
GSE (1) mortgage-backed and CMO (2) securities	5,765.5	-	86.5	(60.5)	5,791.5

Total debt securities available-for-sale	$6,294.5	$-	$94.6	$(60.5)	$6,328.6

Debt securities held-to-maturity:
State and municipal	$2,927.6	$(0.1)	$205.0	$(2.1)	$3,130.4
GSE mortgage-backed securities	988.7	-	28.8	-	1,017.5
Corporate	86.8	(1.4)	2.4	-	87.8
Other	1.5	-	-	-	1.5

Total debt securities held-to-maturity	$4,004.6	$(1.5)	$236.2	$(2.1)	$4,237.2

(1)Government sponsored enterprise

(2)Collateralized mortgage obligations

As of December 31, 2020 (in millions)	Amortized Cost	ACL	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities available-for-sale:
U.S. Treasury and agency	$529.8	$-	$11.8	$-	$541.6
GSE mortgage-backed and CMO securities	4,274.7	-	110.9	(1.7)	4,383.9

Total debt securities available-for-sale	$4,804.5	$-	$122.7	$(1.7)	$4,925.5

Debt securities held-to-maturity:
State and municipal	$2,824.3	$(0.1)	$236.0	$-	$3,060.2
GSE mortgage-backed securities	1,079.9	-	36.4	-	1,116.3
Corporate	89.7	(1.5)	1.0	(0.2)	89.0
Other	1.5	-	-	-	1.5

Total debt securities held-to-maturity	$3,995.4	$(1.6)	$273.4	$(0.2)	$4,267.0

Accrued interest receivable on both debt securities available-for-sale and held-to-maturity is excluded from the estimate of credit losses. At June 30, 2021 and December 31, 2020, accrued interest receivable associated with (i) debt securities available-for-sale totaling $12.3 million and $10.7 million, respectively, and (ii) debt securities held-to-maturity totaling $32.9 million and $31.5 million, respectively, is reported in other assets in the Consolidated Statements of Condition.

With regard to U.S. Treasury and residential mortgage-backed securities issued by the U.S. government, or agencies thereof, it is expected that the securities will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government. Accordingly, no ACL has been recorded for these securities. With regard to securities issued by corporations, states and/or political subdivisions and other held-to-maturity securities, management considers a number of factors, including: (i) issuer bond ratings; (ii) historical loss rates for given bond ratings; and (iii) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

At June 30, 2021, no debt securities held-to-maturity were past due or in non-accrual status. The following tables summarize changes in the ACL on debt securities held-to-maturity for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	2021			2020
(in millions)	Corporate	State and municipal	Total	Corporate	State and municipal	Total
Balance at beginning of period	$1.5	$0.1	$1.6	$1.8	$0.1	$1.9
Provision charged (credited) to income	(0.1)	-	(0.1)	-	-	-

Balance at end of period	$1.4	$0.1	$1.5	$1.8	$0.1	$1.9

	Six Months Ended June 30,
	2021			2020
(in millions)	Corporate	State and municipal	Total	Corporate	State and municipal	Total
Balance at beginning of period	$1.5	$0.1	$1.6	$-	$-	$-
CECL transition adjustment	-	-	-	1.8	0.1	1.9
Balance at beginning of period, adjusted	1.5	0.1	1.6	1.8	0.1	1.9
Provision charged (credited) to income	(0.1)	-	(0.1)	-	-	-

Balance at end of period	$1.4	$0.1	$1.5	$1.8	$0.1	$1.9

Credit Quality Indicators

Credit ratings, which are updated monthly, are a key measure for estimating the probability of a bond’s default and for monitoring credit quality on an on-going basis. For bonds other than U.S. Treasuries and bonds issued or guaranteed by U.S. government agencies, credit ratings issued by one or more nationally recognized statistical rating organizations such as Moody’s, S&P, Fitch or Kroll are considered in conjunction with an assessment by the Company’s risk management department. In the case of multiple ratings, generally the lower rating prevails. Investment grade reflects a credit rating of BBB- or above.

The tables below indicate the credit profile of the Company’s debt securities held-to-maturity at amortized cost:

As of June 30, 2021 (in millions)	Investment Grade	Non-Investment Grade	Total
State and municipal	$2,927.4	$0.2	$2,927.6
GSE mortgage-backed securities	988.7	-	988.7
Corporate	81.8	5.0	86.8
Other	1.5	-	1.5

Total	$3,999.4	$5.2	$4,004.6

As of December 31, 2020 (in millions)	Investment Grade	Non-Investment Grade	Total
State and municipal	$2,824.1	$0.2	$2,824.3
GSE mortgage-backed securities	1,079.9	-	1,079.9
Corporate	84.7	5.0	89.7
Other	1.5	-	1.5

Total	$3,990.2	$5.2	$3,995.4

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following tables summarize those debt securities available-for-sale with unrealized losses classified as to the length of time the losses have existed and for which no ACL has been recognized.

	Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months Or Longer		Total
As of June 30, 2021 (in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities available-for-sale:
GSE mortgage-backed and CMO securities	$2,865.9	$(60.5)	$-	$-	$2,865.9	$(60.5)
U.S. Treasury and agency	15.3	-	-	-	15.3	-

Total	$2,881.2	$(60.5)	$-	$-	$2,881.2	$(60.5)

	Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months Or Longer		Total
As of December 31, 2020 (in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities available-for-sale:
GSE mortgage-backed and CMO securities	$225.5	$(1.7)	$-	$-	$225.5	$(1.7)

Total	$225.5	$(1.7)	$-	$-	$225.5	$(1.7)

At June 30, 2021, 115 of the 410 debt securities available-for-sale owned by the Company had gross unrealized losses totaling $60.5 million. With respect to those securities with unrealized losses, all of the GSE mortgage-backed and CMO securities had AAA credit ratings and an average contractual maturity of 25 years.

As of June 30, 2021, no ACL has been recognized on debt securities available-for-sale in an unrealized loss position as management does not believe any of those securities are impaired due to reasons of credit quality. Rather, the cause of the gross unrealized losses with respect to all of the debt securities is directly related to changes in interest rates. At this time, management does not intend to sell such securities nor is it more likely than not, based upon available evidence, that management will be required to sell such securities prior to recovery. No credit impairment losses were recorded in the Consolidated Statements of Income during the three or six months ended June 30, 2021 and 2020.

Security transactions are recorded on the trade date. Realized gains and losses are determined using the specific identification method and reported in non-interest income.

At June 30, 2021 and December 31, 2020, debt securities available-for-sale with fair values of $6.33 billion and $4.93 billion, respectively, and debt securities held-to-maturity with amortized costs of $2.05 billion and $2.08 billion, respectively, were pledged as collateral for public deposits and for other purposes.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following table is a summary of the amortized cost and fair value of debt securities as of June 30, 2021, based on remaining period to contractual maturity. Information for GSE mortgage-backed and CMO securities is based on the final contractual maturity dates without considering repayments and prepayments.

	Available-for-Sale		Held-to-Maturity
(in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Treasury and agency:
Within 1 year	$131.6	$132.6	$-	$-
After 1 but within 5 years	397.4	404.5	-	-

Total	529.0	537.1	-	-

GSE mortgage-backed and CMO securities:
Within 1 year	11.7	11.8	-	-
After 1 but within 5 years	112.8	118.2	814.3	836.9
After 5 but within 10 years	1,569.2	1,606.0	174.4	180.6
After 10 years	4,071.8	4,055.5	-	-

Total	5,765.5	5,791.5	988.7	1,017.5

State and municipal:
Within 1 year	-	-	17.6	17.9
After 1 but within 5 years	-	-	267.4	278.5
After 5 but within 10 years	-	-	693.0	746.9
After 10 years	-	-	1,949.6	2,087.1

Total	-	-	2,927.6	3,130.4

Corporate:
Within 1 year	-	-	1.0	1.0
After 1 but within 5 years	-	-	11.8	12.0
After 5 but within 10 years	-	-	74.0	74.8

Total	-	-	86.8	87.8

Other:
After 1 but within 5 years	-	-	1.5	1.5

Total	-	-	1.5	1.5

Total:
Within 1 year	143.3	144.4	18.6	18.9
After 1 but within 5 years	510.2	522.7	1,095.0	1,128.9
After 5 but within 10 years	1,569.2	1,606.0	941.4	1,002.3
After 10 years	4,071.8	4,055.5	1,949.6	2,087.1

Total	$6,294.5	$6,328.6	$4,004.6	$4,237.2

Equity investments (other than equity method investments) are measured at fair value with changes in fair value recognized in net income. People’s United recorded unrealized losses of $0.3 million and $0.2 million for the three months ended June 30, 2021 and 2020, respectively, and $0.2 million and $1.6 million for the six months ended June 30, 2021 and 2020, respectively, relating to the change in fair value of its equity securities (included in other non-interest income in the Consolidated Statements of Income).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The Bank, as a member of the Federal Reserve Bank system, is currently required to purchase and hold shares of capital stock in the FRB-NY (total cost of $228.8 million and $228.4 million at June 30, 2021 and December 31, 2020, respectively) in an amount equal to 6% of its capital and surplus. Based on the current capital adequacy and liquidity position of the FRB-NY, management believes there is no impairment in the Company’s investment at June 30, 2021 and the cost of the investment approximates fair value.

The Bank, as a member of the Federal Home Loan Bank (the “FHLB”) of Boston, is currently required to purchase and hold shares of capital stock in the FHLB of Boston (total cost of $36.1 million and $38.2 million at June 30, 2021 and December 31, 2020, respectively) in an amount equal to its membership base investment plus an activity based investment determined according to the Bank’s level of outstanding FHLB advances. Based on the current capital adequacy and liquidity position of the FHLB of Boston, management believes there is no impairment in the Company’s investment at June 30, 2021 and the cost of the investment approximates fair value.

NOTE 3. LOANS

People’s United has identified two loan portfolio segments, Commercial and Retail, which are comprised of the following loan classes:

•Commercial Portfolio: commercial real estate; commercial and industrial; equipment financing; and mortgage warehouse/asset based lending (“MW/ABL”).

•Retail Portfolio: residential mortgage; home equity; and other consumer.

The following table summarizes People’s United’s loans by loan portfolio segment and class:

(in millions)	June 30, 2021	December 31, 2020
Commercial:
Commercial real estate (1)	$13,243.2	$13,336.9
Commercial and industrial (1)	9,964.4	10,764.1
Equipment financing	4,990.9	4,930.0
MW/ABL	3,663.0	4,218.2

Total Commercial Portfolio	31,861.5	33,249.2

Retail:
Residential mortgage:
Adjustable-rate	4,661.2	5,517.3
Fixed-rate	2,965.0	3,001.6

Total residential mortgage	7,626.2	8,518.9

Home equity and other consumer:
Home equity	1,790.4	1,997.2
Other consumer	87.5	104.2

Total home equity and other consumer	1,877.9	2,101.4

Total Retail Portfolio	9,504.1	10,620.3

Total loans	$41,365.6	$43,869.5

(1)In the first quarter of 2021, the Company completed a portfolio review to ensure consistent classification of certain commercial loans across the Company’s franchise and conformity to industry practice for such loans. As a result, approximately $350 million of loans secured by non-owner-occupied commercial properties were prospectively reclassified, in March 2021, from commercial and industrial loans to commercial real estate loans. Prior period balances were not restated to conform to the current presentation.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Paycheck Protection Program

The CARES Act created a loan guarantee program known as the Paycheck Protection Program (“PPP”), the objective of which is to provide small businesses with financial support to cover payroll and certain other qualifying expenses. The Consolidated Appropriations Act, 2021, signed into law in December 2020, included additional funding for first and second draws of PPP loans up to March 31, 2021. In March 2021, the PPP Extension Act of 2021 was signed into law, extending the program to May 31, 2021. Loans made under the PPP are fully guaranteed by the Small Business Administration (“SBA”), whose guarantee is backed by the full faith and credit of the United States. PPP loans also afford borrowers forgiveness up to the principal amount of the loan, plus accrued interest, provided the loan proceeds are used to retain workers and maintain payroll or to make certain mortgage interest, lease and utility payments, and certain other criteria are satisfied. The SBA will reimburse PPP lenders for any amount of a PPP loan that is forgiven, and PPP lenders will not be held liable for any representations made by PPP borrowers in connection with their requests for loan forgiveness. Included in commercial and industrial loans at June 30, 2021 and December 31, 2020 are PPP loans totaling $1.69 billion and $2.28 billion, respectively, and associated deferred loan fees totaling $56.0 million and $45.9 million, respectively. For regulatory capital purposes, PPP loans are assigned a zero risk-weighting as a result of the related SBA guarantee.

Net deferred loan costs, which are included in loans by respective class and exclude deferred fees on loans issued under the PPP, totaled $63.9 million at June 30, 2021 and $68.1 million at December 31, 2020. At June 30, 2021 and December 31, 2020, accrued interest receivable associated with loans totaled $141.7 million and $159.9 million, respectively, and is reported in other assets in the Consolidated Statements of Condition.

Past Due and Non-Accrual Loans

Loans are considered past due if required principal and interest payments have not been received as of the date such payments were contractually due. A loan is generally considered “non-performing” when it is placed on non-accrual status. A loan is generally placed on non-accrual status when it becomes 90 days past due as to interest or principal payments. A loan may be placed on non-accrual status before it reaches 90 days past due if such loan has been identified as presenting uncertainty with respect to the collectability of interest and principal. A loan past due 90 days or more may remain on accruing status if such loan is both well secured and in the process of collection.

All previously accrued but unpaid interest on non-accrual loans is reversed from interest income in the period in which the accrual of interest is discontinued. Interest payments received on non-accrual loans are generally applied as a reduction of principal if future collections are doubtful, although such interest payments may be recognized as income. Interest income recognized on non-accrual loans totaled $0.4 million and $1.3 million for the three months ended June 30, 2021 and 2020, respectively, and $0.7 million and $1.6 million for the six months ended June 30, 2021 and 2020, respectively. A loan remains on non-accrual status until the factors that indicated doubtful collectability no longer exist or until a loan is determined to be uncollectible and is charged-off against the ACL. There were no loans past due 90 days or more and still accruing interest at June 30, 2021 or December 31, 2020.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following tables summarize aging information by class of loan:

		Past Due
As of June 30, 2021 (in millions)	Current	30-89 Days	90 Days or More	Total	Total
Commercial:
Commercial real estate	$13,175.2	$9.7	$58.3	$68.0	$13,243.2
Commercial and industrial	9,928.0	6.1	30.3	36.4	9,964.4
Equipment financing	4,928.0	50.6	12.3	62.9	4,990.9
MW/ABL	3,663.0	-	-	-	3,663.0

Total	31,694.2	66.4	100.9	167.3	31,861.5

Retail:
Residential mortgage	7,568.7	28.8	28.7	57.5	7,626.2
Home equity	1,775.6	6.1	8.7	14.8	1,790.4
Other consumer	86.9	0.5	0.1	0.6	87.5

Total	9,431.2	35.4	37.5	72.9	9,504.1

Total loans	$41,125.4	$101.8	$138.4	$240.2	$41,365.6

Included in the “Current” and “30-89 Days” categories above are early non-performing commercial real estate loans, commercial and industrial loans, equipment financing loans and MW/ABL loans totaling $37.9 million, $26.9 million, $94.9 million and $0.9 million, respectively, and $30.2 million of retail loans in the process of foreclosure or bankruptcy. These loans are less than 90 days past due but have been placed on non-accrual status as a result of having been identified as presenting uncertainty with respect to the collectability of interest and principal.

		Past Due
As of December 31, 2020 (in millions)	Current	30-89 Days	90 Days or More	Total	Total
Commercial:
Commercial real estate	$13,283.2	$27.3	$26.4	$53.7	$13,336.9
Commercial and industrial	10,694.9	17.3	51.9	69.2	10,764.1
Equipment financing	4,846.8	64.0	19.2	83.2	4,930.0
MW/ABL	4,218.2	-	-	-	4,218.2

Total	33,043.1	108.6	97.5	206.1	33,249.2

Retail:
Residential mortgage	8,447.9	32.2	38.8	71.0	8,518.9
Home equity	1,977.3	8.4	11.5	19.9	1,997.2
Other consumer	103.4	0.7	0.1	0.8	104.2

Total	10,528.6	41.3	50.4	91.7	10,620.3

Total loans	$43,571.7	$149.9	$147.9	$297.8	$43,869.5

Included in the “Current” and “30-89 Days” categories above are early non-performing commercial real estate loans, commercial and industrial loans, equipment financing loans and MW/ABL loans totaling $34.0 million, $26.0 million, $90.1 million and $1.0 million, respectively, and $32.6 million of retail loans in the process of foreclosure or bankruptcy. These loans are less than 90 days past due but have been placed on non-accrual status as a result of having been identified as presenting uncertainty with respect to the collectability of interest and principal.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The recorded investment in non-accrual loans, by class of loan and year of origination, is summarized as follows:

	Non-Accrual Loans
As of June 30, 2021 (in millions)	2021	2020	2019	2018	2017	Prior	Revolving Loans	Revolving Loans Converted to Term	Total	Non-Accrual Loans With No ACL
Commercial:
Commercial real estate	$-	$-	$9.6	$29.4	$4.9	$50.2	$0.2	$1.8	$96.1	$25.9
Commercial and industrial	0.1	-	5.5	1.0	6.1	28.8	4.9	9.7	56.1	19.3
Equipment financing	0.9	16.2	26.1	23.2	24.1	16.7	-	-	107.2	0.5
MW/ABL	-	-	-	-	-	-	-	0.9	0.9	-

Total (1)	1.0	16.2	41.2	53.6	35.1	95.7	5.1	12.4	260.3	45.7

Retail:
Residential mortgage	-	-	2.2	3.4	1.4	42.5	-	-	49.5	22.3
Home equity	-	0.1	-	0.6	0.5	2.4	-	14.5	18.1	5.4
Other consumer	-	-	-	0.1	-	-	-	-	0.1	-

Total (2)	-	0.1	2.2	4.1	1.9	44.9	-	14.5	67.7	27.7

Total	$1.0	$16.3	$43.4	$57.7	$37.0	$140.6	$5.1	$26.9	$328.0	$73.4

	Non-Accrual Loans
As of December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Revolving Loans	Revolving Loans Converted to Term	Total	Non-Accrual Loans With No ACL
Commercial:
Commercial real estate	$-	$8.6	$9.7	$2.8	$1.9	$35.4	$0.2	$1.8	$60.4	$10.9
Commercial and industrial	0.2	3.1	2.3	16.2	13.4	17.5	15.5	7.2	75.4	27.8
Equipment financing	16.4	27.4	25.3	25.5	7.8	6.9	-	-	109.3	0.6
MW/ABL	-	-	-	-	-	-	-	1.0	1.0	-

Total (1)	16.6	39.1	37.3	44.5	23.1	59.8	15.7	10.0	246.1	39.3

Retail:
Residential mortgage	-	2.9	3.9	1.8	2.6	51.1	-	-	62.3	28.3
Home equity	-	-	0.4	0.1	0.6	2.8	-	16.6	20.5	7.9
Other consumer	-	0.1	-	0.1	-	-	-	-	0.2	-

Total (2)	-	3.0	4.3	2.0	3.2	53.9	-	16.6	83.0	36.2

Total	$16.6	$42.1	$41.6	$46.5	$26.3	$113.7	$15.7	$26.6	$329.1	$75.5

(1)Reported net of government guarantees totaling $1.2 million and $2.5 million at June 30, 2021 and December 31, 2020, respectively. These government guarantees relate, almost entirely, to guarantees provided by the SBA as well as selected other Federal agencies and represent the carrying value of the loans that are covered by such guarantees, the extent of which (i.e. full or partial) varies by loan. At June 30, 2021, the principal loan classes to which these government guarantees relate are commercial and industrial loans (90%) and commercial real estate loans (10%).

(2)Includes $20.3 million and $23.6 million of loans in the process of foreclosure at June 30, 2021 and December 31, 2020, respectively.

Collateral Dependent Loans

Loans for which the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral are considered to be collateral dependent loans. Collateral can have a significant financial effect in mitigating exposure to credit risk and, where there is sufficient collateral, an allowance for expected credit losses is not recognized or is minimal.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

For collateral dependent commercial loans, the allowance for expected credit losses is individually assessed based on the fair value of the collateral. Various types of collateral are used, including real estate, inventory, equipment, accounts receivable, securities and cash, among others. For commercial real estate loans, collateral values are generally based on appraisals which are updated based on management judgment under the specific circumstances on a case-by-case basis. The collateral value for other financial assets is generally based on quoted market prices or broker quotes (in the case of securities) or appraisals. Commercial loan balances are charged-off at the time all or a portion of the balance is deemed uncollectible. At June 30, 2021 and December 31, 2020, the Company had collateral dependent commercial loans totaling $87.7 million and $71.1 million, respectively.

Collateral dependent residential mortgage and home equity loans are carried at the lower of amortized cost or fair value of the collateral less costs to sell, with any excess in the carrying amount of the loan representing the related ACL. Collateral values are based on broker price opinions or appraisals. At June 30, 2021 and December 31, 2020, the Company had collateral dependent residential mortgage and home equity loans totaling $28.5 million and $37.8 million, respectively.

Troubled Debt Restructurings

Troubled Debt Restructurings (“TDRs”), which, beginning in 2020, also includes loans reasonably expected to become TDRs, represent loans for which the original contractual terms have been modified to provide for terms that are less than what the Company would be willing to accept for new loans with comparable risk because of deterioration in the borrower’s financial condition. Such loan modifications are handled on a case-by-case basis and are negotiated to achieve mutually agreeable terms that maximize loan collectability and meet the borrower’s financial needs. Modifications may include changes to one or more terms of the loan, including, but not limited to: (i) payment deferral; (ii) a reduction in the stated interest rate for the remaining contractual life of the loan; (iii) an extension of the loan’s original contractual term at a stated interest rate lower than the current market rate for a new loan with similar risk; (iv) capitalization of interest; or (v) forgiveness of principal or interest.

TDRs may either be accruing or placed on non-accrual status (and reported as non-accrual loans) depending upon the loan’s specific circumstances, including the nature and extent of the related modifications. TDRs on non-accrual status remain classified as such until the loan qualifies for return to accrual status. Loans qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement for a minimum of six months in the case of a commercial loan or, in the case of a retail loan, when the loan is less than 90 days past due. Loans may continue to be reported as TDRs after they are returned to accrual status. In accordance with regulatory guidance, residential mortgage and home equity loans restructured in connection with the borrower’s bankruptcy and meeting certain criteria are also required to be classified as TDRs, included in non-accrual loans and written down to the estimated collateral value, regardless of delinquency status.

At June 30, 2021 and December 31, 2020, People’s United’s recorded investment in loans classified as TDRs totaled $175.4 million and $196.9 million, respectively, and the related ACL was $17.3 million and $12.0 million at the respective dates. Interest income recognized on TDRs totaled $0.8 million and $1.2 million for the three months ended June 30, 2021 and 2020, respectively, and $1.7 million and $2.5 million for the six months ended June 30, 2021 and 2020, respectively. Funding under commitments to lend additional amounts to borrowers with loans classified as TDRs was immaterial for the three and six months ended June 30, 2021 and 2020. Loans that were modified and classified as TDRs during the three and six months ended June 30, 2021 and 2020 principally involve reduced payment and/or payment deferral, extension of term (generally no more than four years for commercial loans and ten years for retail loans) and/or a temporary reduction of interest rate (generally less than 200 basis points).

The CARES Act and guidance issued by the Federal banking agencies provides that certain loan modifications to borrowers experiencing financial distress as a result of the economic impacts created by the COVID-19 pandemic are not required to be treated as TDRs under GAAP. As such, the Company suspended TDR accounting for COVID-19 related loan modifications meeting the loan modification criteria set forth under the CARES Act or as specified in the regulatory guidance. Further, loans granted payment deferrals related to COVID-19 are not required to be reported as past due or placed on non-accrual status (provided the loans were not past due or on non-accrual status prior to the deferral).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following tables summarize, by class of loan, the recorded investments in loans modified as TDRs during the three and six months ended June 30, 2021 and 2020. For purposes of this disclosure, recorded investments represent amounts immediately prior to and subsequent to the restructuring.

	Three Months Ended June 30, 2021
(dollars in millions)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial:
Commercial real estate (1)	4	$11.8	$11.8
Commercial and industrial (2)	6	5.8	5.8
Equipment financing (3)	10	2.1	2.1
MW/ABL	-	-	-

Total	20	19.7	19.7

Retail:
Residential mortgage (4)	14	3.3	3.3
Home equity (5)	27	1.8	1.8
Other consumer	-	-	-

Total	41	5.1	5.1

Total	61	$24.8	$24.8

(1)Represents the following concessions: extension of term (3 contracts; recorded investment of $3.1 million) or reduced payment and/or payment deferral (1 contract; recorded investment of $8.7 million).

(2)Represents the following concessions: extension of term (4 contracts; recorded investment of $1.6 million); reduced payment and/or payment deferral (1 contract; recorded investment of $4.1 million);.or a combination of concessions (1 contract; recorded investment of $0.1 million).

(3)Represents the following concessions: extension of term (7 contracts; recorded investment of $0.4 million); reduced payment and/or payment deferral (2 contracts; recorded investment of $1.5 million);.or a combination of concessions (1 contract; recorded investment of $0.2 million).

(4)Represents the following concessions: loans restructured through bankruptcy (4 contracts; recorded investment of $0.2 million); reduced payment and/or payment deferral (8 contracts; recorded investment of $2.6 million); or a combination of concessions (2 contracts; recorded investment of $0.5 million).

(5)Represents the following concessions: loans restructured through bankruptcy (7 contracts; recorded investment of $0.8 million); extension of term (4 contracts; recorded investment of $0.2 million); reduced payment and/or payment deferral (3 contracts; recorded investment of $0.2 million); or a combination of concessions (13 contracts; recorded investment of $0.6 million).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

	Six Months Ended June 30, 2021
(dollars in millions)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial:
Commercial real estate (1)	7	$25.0	$25.0
Commercial and industrial (2)	11	8.5	8.5
Equipment financing (3)	15	2.7	2.7
MW/ABL (4)	1	0.7	0.7

Total	34	36.9	36.9

Retail:
Residential mortgage (5)	31	9.4	9.4
Home equity (6)	49	3.3	3.3
Other consumer	-	-	-

Total	80	12.7	12.7

Total	114	$49.6	$49.6

(1)Represents the following concessions: extension of term (4 contracts; recorded investment of $3.5 million); reduced payment and/or payment deferral (1 contract; recorded investment of $8.7 million); or a combination of concessions (2 contracts; recorded investment of $12.8 million).

(2)Represents the following concessions: extension of term (8 contracts; recorded investment of $4.2 million); reduced payment and/or payment deferral (1 contract; recorded investment of $4.1 million);.or a combination of concessions (2 contracts; recorded investment of $0.2 million).

(3)Represents the following concessions: extension of term (11 contracts; recorded investment of $0.9 million); reduced payment and/or payment deferral (2 contracts; recorded investment of $1.5 million);.or a combination of concessions (2 contracts; recorded investment of $0.3 million).

(4)Represents the following concessions: extension of term (1 contract; recorded investment of $0.7 million).

(5)Represents the following concessions: loans restructured through bankruptcy (7 contracts; recorded investment of $0.4 million); reduced payment and/or payment deferral (17 contracts; recorded investment of $5.6 million); or a combination of concessions (7 contracts; recorded investment of $3.4 million).

(6)Represents the following concessions: loans restructured through bankruptcy (8 contracts; recorded investment of $0.9 million); extension of term (4 contracts; recorded investment of $0.2 million); reduced payment and/or payment deferral (9 contracts; recorded investment of $0.6 million); or a combination of concessions (28 contracts; recorded investment of $1.6 million).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

	Three Months Ended June 30, 2020
(dollars in millions)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial:
Commercial real estate (1)	3	$1.1	$1.1
Commercial and industrial (2)	19	41.0	41.0
Equipment financing (3)	19	5.0	5.0
MW/ABL (4)	4	3.7	3.7

Total	45	50.8	50.8

Retail:
Residential mortgage (5)	7	2.5	2.5
Home equity (6)	16	0.9	0.9
Other consumer	-	-	-

Total	23	3.4	3.4

Total	68	$54.2	$54.2

(1)Represents the following concessions: extension of term (3 contracts; recorded investment of $1.1 million).

(2)Represents the following concessions: extension of term (11 contracts; recorded investment of $12.6 million); reduced payment and/or payment deferral (5 contracts; recorded investment of $27.2 million); temporary rate reduction (2 contracts; recorded investment of $0.9 million); or a combination of concessions (1 contract; recorded investment of $0.3 million).

(3)Represents the following concessions: extension of term (10 contracts; recorded investment of $1.9 million); reduced payment and/or payment deferral (7 contracts; recorded investment of $2.7 million); or a combination of concessions (2 contracts; recorded investment of $0.4 million).

(4)Represents the following concessions: extension of term (4 contracts; recorded investment of $3.7 million).

(5)Represents the following concessions: loans restructured through bankruptcy (3 contracts; recorded investment of $1.4 million); or a combination of concessions (4 contracts; recorded investment of $1.1 million).

(6)Represents the following concessions: loans restructured through bankruptcy (8 contracts; recorded investment of $0.3 million); reduced payment and/or payment deferral (1 contract; recorded investment of $0.1 million); or a combination of concessions (7 contracts; recorded investment of $0.5 million).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

	Six Months Ended June 30, 2020
(dollars in millions)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial:
Commercial real estate (1)	8	$4.8	$4.8
Commercial and industrial (2)	28	50.0	50.0
Equipment financing (3)	28	8.1	8.1
MW/ABL (4)	5	4.7	4.7

Total	69	67.6	67.6

Retail:
Residential mortgage (5)	20	8.7	8.7
Home equity (6)	33	3.0	3.0
Other consumer	-	-	-

Total	53	11.7	11.7

Total	122	$79.3	$79.3

(1)Represents the following concessions: extension of term (7 contracts; recorded investment of $4.3 million); and reduced payment and/or payment deferral (1 contract; recorded investment of $0.5 million).

(2)Represents the following concessions: extension of term (15 contracts; recorded investment of $18.9 million); reduced payment and/or payment deferral (6 contracts; recorded investment of $27.5 million); temporary rate reduction (2 contracts; recorded investment of $0.9 million); or a combination of concessions (5 contracts; recorded investment of $2.7 million).

(3)Represents the following concessions: extension of term (11 contracts; recorded investment of $3.1 million); reduced payment and/or payment deferral (12 contracts; recorded investment of $3.2 million); or a combination of concessions (5 contracts; recorded investment of $1.8 million).

(4)Represents the following concessions: extension of term (5 contracts; recorded investment of $4.7 million).

(5)Represents the following concessions: loans restructured through bankruptcy (6 contracts; recorded investment of $2.0 million); reduced payment and/or payment deferral (9 contracts; recorded investment of $5.5 million); or a combination of concessions (5 contracts; recorded investment of $1.2 million).

(6)Represents the following concessions: loans restructured through bankruptcy (13 contracts; recorded investment of $0.8 million); reduced payment and/or payment deferral (2 contracts; recorded investment of $0.2 million); or a combination of concessions (18 contracts; recorded investment of $2.0 million).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following is a summary, by class of loan, of information related to TDRs completed within the previous 12 months that subsequently defaulted during the three and six months ended June 30, 2021 and 2020. For purposes of this disclosure, the previous 12 months is measured from July 1 of the respective prior year and a default represents a previously-modified loan that became past due 30 days or more during the three and six months ended June 30, 2021 or 2020.

	Three Months Ended June 30,
	2021		2020
(dollars in millions)	Number of Contracts	Recorded Investment as of Period End	Number of Contracts	Recorded Investment as of Period End
Commercial:
Commercial real estate	-	$-	-	$-
Commercial and industrial	1	0.3	1	0.3
Equipment financing	8	1.5	-	-
MW/ABL	-	-	-	-

Total	9	1.8	1	0.3

Retail:
Residential mortgage	1	0.8	-	-
Home equity	-	-	1	0.1
Other consumer	-	-	-	-

Total	1	0.8	1	0.1

Total	10	$2.6	2	$0.4

	Six Months Ended June 30,
	2021		2020
(dollars in millions)	Number of Contracts	Recorded Investment as of Period End	Number of Contracts	Recorded Investment as of Period End
Commercial:
Commercial real estate	-	$-	-	$-
Commercial and industrial	1	0.3	2	0.4
Equipment financing	12	1.8	2	2.2
MW/ABL	-	-	-	-

Total	13	2.1	4	2.6

Retail:
Residential mortgage	3	2.8	-	-
Home equity	-	-	2	0.1
Other consumer	-	-	-	-

Total	3	2.8	2	0.1

Total	16	$4.9	6	$2.7

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Credit Quality Indicators

As part of the on-going monitoring of the credit quality of the loan portfolio, management tracks certain credit quality indicators, including trends related to: (i) internal Commercial loan risk ratings; (ii) internal Retail loan risk classification; and (iii) non-accrual loans (see details above).

Commercial Credit Quality Indicators

The Company utilizes an internal loan risk rating system as a means of monitoring portfolio credit quality and identifying both problem and potential problem loans. Under the Company’s risk rating system, loans not meeting the criteria for problem and potential problem loans as specified below are considered to be “Pass”-rated loans. Problem and potential problem loans are classified as either “Special Mention,” “Substandard” or “Doubtful.” Loans that do not currently expose the Company to sufficient enough risk of loss to warrant classification as either Substandard or Doubtful, but possess weaknesses that deserve management’s close attention, are classified as Special Mention. Substandard loans represent those credits characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful possess all the weaknesses inherent in those classified Substandard with the added characteristic that collection or liquidation in full, on the basis of existing facts, conditions and values, is highly questionable and/or improbable.

Risk ratings on commercial loans are subject to ongoing monitoring by lending and credit personnel with such ratings updated annually or more frequently, if warranted. The Company’s internal Loan Review function is responsible for independently evaluating the appropriateness of those credit risk ratings in connection with its cyclical reviews, the approach to which is risk-based and determined by reference to underlying portfolio credit quality and the results of prior reviews. Differences in risk ratings noted in conjunction with such periodic portfolio loan reviews, if any, are reported to management each month.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following tables present Commercial loan risk ratings, by class of loan and year of origination:

As of June 30, 2021 (in millions)	2021	2020	2019	2018	2017	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Commercial real estate:
Pass	$382.1	$930.4	$1,887.6	$1,458.5	$1,224.9	$5,570.8	$160.4	$29.1	$11,643.8
Special Mention	-	54.7	76.8	265.0	131.2	382.9	0.4	0.4	911.4
Substandard	1.0	12.4	43.5	84.4	102.5	437.6	1.8	4.1	687.3
Doubtful	-	-	-	-	-	0.7	-	-	0.7

Total	$383.1	$997.5	$2,007.9	$1,807.9	$1,458.6	$6,392.0	$162.6	$33.6	$13,243.2

Commercial and industrial:
Pass	$1,756.5	$1,303.4	$963.7	$623.8	$473.1	$1,784.9	$2,144.6	$116.3	$9,166.3
Special Mention	3.0	15.1	32.4	38.0	99.4	107.1	40.7	1.3	337.0
Substandard	2.7	29.6	84.2	54.6	48.9	145.3	75.2	18.5	459.0
Doubtful	-	-	0.3	-	-	1.6	-	0.2	2.1

Total	$1,762.2	$1,348.1	$1,080.6	$716.4	$621.4	$2,038.9	$2,260.5	$136.3	$9,964.4

Equipment financing:
Pass	$1,013.1	$1,411.7	$1,088.5	$540.3	$239.2	$137.7	$-	$-	$4,430.5
Special Mention	25.3	19.7	20.5	12.1	11.9	0.7	-	-	90.2
Substandard	83.7	139.9	118.3	65.5	37.3	25.5	-	-	470.2
Doubtful	-	-	-	-	-	-	-	-	-

Total	$1,122.1	$1,571.3	$1,227.3	$617.9	$288.4	$163.9	$-	$-	$4,990.9

MW/ABL:
Pass	$14.5	$38.0	$13.0	$15.2	$4.8	$34.4	$3,475.9	$-	$3,595.8
Special Mention	-	-	9.5	-	-	-	20.7	-	30.2
Substandard	-	-	-	-	-	-	36.1	0.9	37.0
Doubtful	-	-	-	-	-	-	-	-	-

Total	$14.5	$38.0	$22.5	$15.2	$4.8	$34.4	$3,532.7	$0.9	$3,663.0

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

As of December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Commercial real estate:
Pass	$848.5	$1,743.2	$1,490.4	$1,397.8	$1,274.2	$5,039.3	$165.8	$19.7	$11,978.9
Special Mention	28.5	72.9	225.6	131.2	58.9	362.7	0.5	-	880.3
Substandard	12.0	26.7	63.3	51.9	63.2	252.7	2.8	4.2	476.8
Doubtful	-	-	-	-	-	0.9	-	-	0.9

Total	$889.0	$1,842.8	$1,779.3	$1,580.9	$1,396.3	$5,655.6	$169.1	$23.9	$13,336.9

Commercial and industrial:
Pass	$2,952.8	$1,236.9	$821.9	$527.1	$487.2	$1,588.5	$1,949.1	$77.4	$9,640.9
Special Mention	113.9	41.7	46.4	120.3	57.1	122.1	80.8	6.3	588.6
Substandard	27.0	86.3	84.2	47.6	29.8	141.2	97.7	18.4	532.2
Doubtful	-	-	-	-	0.8	1.5	-	0.1	2.4

Total	$3,093.7	$1,364.9	$952.5	$695.0	$574.9	$1,853.3	$2,127.6	$102.2	$10,764.1

Equipment financing:
Pass	$1,703.3	$1,358.7	$727.2	$362.1	$155.5	$67.1	$-	$-	$4,373.9
Special Mention	20.5	27.5	16.7	7.3	4.2	1.5	-	-	77.7
Substandard	169.9	137.5	87.7	49.8	17.9	15.6	-	-	478.4
Doubtful	-	-	-	-	-	-	-	-	-

Total	$1,893.7	$1,523.7	$831.6	$419.2	$177.6	$84.2	$-	$-	$4,930.0

MW/ABL:
Pass	$99.4	$18.6	$18.3	$8.8	$14.1	$19.6	$3,994.3	$-	$4,173.1
Special Mention	-	6.9	-	-	-	-	20.5	-	27.4
Substandard	-	1.7	-	-	-	-	15.0	1.0	17.7
Doubtful	-	-	-	-	-	-	-	-	-

Total	$99.4	$27.2	$18.3	$8.8	$14.1	$19.6	$4,029.8	$1.0	$4,218.2

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Retail Credit Quality Indicators

Pools of Retail loans with similar risk and loss characteristics are also assessed for losses. These loan pools include residential mortgage, home equity and other consumer loans that are not assigned individual loan risk ratings. Rather, the assessment of these portfolios is based upon a consideration of recent historical loss experience, broader portfolio indicators, including trends in delinquencies, non-accrual loans and portfolio concentrations, and portfolio-specific risk characteristics, the combination of which determines whether a loan is classified as “High”, “Moderate” or “Low” risk.

The portfolio-specific risk characteristics considered include: (i) collateral values/loan-to-value (“LTV”) ratios (above and below 70%); (ii) borrower credit scores under the FICO scoring system (above and below a score of 680); and (iii) other relevant portfolio risk elements such as income verification at the time of underwriting (stated income vs. non-stated income) and the property’s intended use (owner-occupied, non-owner occupied, second home, etc.). In classifying a loan as either “High”, “Moderate” or “Low” risk, the combination of each of the aforementioned risk characteristics is considered for that loan, resulting, effectively, in a “matrix approach” to its risk classification. These risk classifications are reviewed quarterly to ensure that they continue to be appropriate in light of changes within the portfolio and/or economic indicators as well as other industry developments.

For example, to the extent LTV ratios exceed 70% (reflecting a weaker collateral position for the Company) or borrower FICO scores are less than 680 (reflecting weaker financial standing and/or credit history of the customer), the loans are considered to have an increased level of inherent loss. As a result, a loan with a combination of these characteristics would generally be classified as “High” risk. Conversely, as LTV ratios decline (reflecting a stronger collateral position for the Company) or borrower FICO scores exceed 680 (reflecting stronger financial standing and/or credit history of the customer), the loans are considered to have a decreased level of inherent loss. A loan with a combination of these characteristics would generally be classified as “Low” risk. This analysis also considers (i) the extent of underwriting that occurred at the time of origination (direct income verification provides further support for credit decisions) and (ii) the property’s intended use (owner-occupied properties are less likely to default compared to ‘investment-type’ non-owner occupied properties, second homes, etc.). Loans not otherwise deemed to be “High” or “Low” risk are classified as “Moderate” risk.

LTV ratios and FICO scores are determined at origination and updated periodically throughout the life of the loan. LTV ratios are updated for loans 90 days past due and FICO scores are updated for the entire portfolio quarterly. The portfolio stratification (“High”, “Moderate” and “Low” risk) and identification of the corresponding credit quality indicators also occurs quarterly.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following tables present Retail loan risk classification, by class of loan and year of origination:

As of June 30, 2021 (in millions)	2021	2020	2019	2018	2017	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Residential mortgage:
Low Risk	$348.9	$679.5	$316.8	$259.4	$409.0	$2,319.0	$-	$-	$4,332.6
Moderate Risk	310.7	724.0	330.3	292.0	343.9	700.5	-	-	2,701.4
High Risk	49.7	55.8	41.6	68.3	81.3	295.5	-	-	592.2

Total	$709.3	$1,459.3	$688.7	$619.7	$834.2	$3,315.0	$-	$-	$7,626.2

Home equity:
Low Risk	$0.6	$1.6	$6.4	$17.9	$20.6	$31.7	$560.4	$45.3	$684.5
Moderate Risk	0.4	0.4	3.2	8.1	9.0	16.7	459.9	44.6	542.3
High Risk	1.0	2.4	16.7	29.1	17.6	20.7	346.5	129.6	563.6

Total	$2.0	$4.4	$26.3	$55.1	$47.2	$69.1	$1,366.8	$219.5	$1,790.4

Other consumer:
Low Risk	$1.1	$0.7	$1.5	$1.4	$0.9	$2.8	$12.9	$0.3	$21.6
Moderate Risk	-	-	-	-	-	0.1	4.3	-	4.4
High Risk	3.1	3.8	18.5	11.7	1.3	7.4	15.4	0.3	61.5

Total	$4.2	$4.5	$20.0	$13.1	$2.2	$10.3	$32.6	$0.6	$87.5

As of December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Residential mortgage:
Low Risk	$609.5	$349.1	$338.3	$504.0	$1,004.6	$1,793.8	$-	$-	$4,599.3
Moderate Risk	752.5	456.8	443.9	517.5	520.2	519.8	-	-	3,210.7
High Risk	81.2	60.4	95.0	109.6	86.6	276.1	-	-	708.9

Total	$1,443.2	$866.3	$877.2	$1,131.1	$1,611.4	$2,589.7	$-	$-	$8,518.9

Home equity:
Low Risk	$1.9	$7.4	$21.1	$24.6	$10.7	$25.8	$580.0	$42.9	$714.4
Moderate Risk	0.6	3.7	9.2	12.2	6.6	13.4	520.0	45.3	611.0
High Risk	2.8	21.8	38.1	22.0	7.5	18.8	415.7	145.1	671.8

Total	$5.3	$32.9	$68.4	$58.8	$24.8	$58.0	$1,515.7	$233.3	$1,997.2

Other consumer:
Low Risk	$0.9	$1.7	$1.7	$0.9	$0.4	$2.7	$11.4	$0.1	$19.8
Moderate Risk	-	-	-	-	-	0.1	4.8	0.1	5.0
High Risk	5.5	27.3	17.9	2.3	1.0	8.5	16.8	0.1	79.4

Total	$6.4	$29.0	$19.6	$3.2	$1.4	$11.3	$33.0	$0.3	$104.2

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following table is a summary of revolving loans that converted to term during the three and six months ended June 30, 2021:

(in millions)	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Commercial:
Commercial real estate	$5.4	$10.9
Commercial and industrial	76.5	80.7
Equipment financing	-	-
MW/ABL	-	-

Total	81.9	91.6

Retail:
Residential mortgage	-	-
Home equity	17.0	26.1
Other consumer	0.2	0.3

Total	17.2	26.4

Total	$99.1	$118.0

Other Real Estate Owned and Repossessed Assets (included in Other Assets)

Other real estate owned (“REO”) was comprised of commercial and residential properties totaling $3.5 million and $1.6 million, respectively, at June 30, 2021, and $3.6 million and $3.2 million, respectively, at December 31, 2020. Repossessed assets totaled $5.4 million and $5.7 million at June 30, 2021 and December 31, 2020, respectively.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

NOTE 4. ALLOWANCE FOR CREDIT LOSSES

Allowance for Credit Losses - Loans

At June 30, 2021 and December 31, 2020, the collective ACL totaled $331.1 million and $404.6 million, respectively, and the specific allocations of the ACL for loans evaluated on an individual basis totaled $17.0 million and $20.5 million, respectively.

The following tables summarize, by loan portfolio segment, activity in the ACL for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	2021			2020
(in millions)	Commercial	Retail	Total	Commercial	Retail	Total
Balance at beginning of period	$251.0	$148.1	$399.1	$211.8	$129.9	$341.7

Charge-offs	(13.2)	(0.7)	(13.9)	(8.3)	(2.0)	(10.3)
Recoveries	2.5	1.1	3.6	1.3	0.5	1.8

Net loan charge-offs	(10.7)	0.4	(10.3)	(7.0)	(1.5)	(8.5)
Provision for credit losses	0.7	(41.4)	(40.7)	72.6	8.2	80.8

Balance at end of period	$241.0	$107.1	$348.1	$277.4	$136.6	$414.0

	Six Months Ended June 30,
	2021			2020
(in millions)	Commercial	Retail	Total	Commercial	Retail	Total
Balance at beginning of period	$303.6	$121.5	$425.1	$217.9	$28.7	$246.6
CECL transition adjustment	-	-	-	(17.3)	89.5	72.2

Balance at beginning of period, adjusted	303.6	121.5	425.1	200.6	118.2	318.8

Charge-offs	(29.8)	(1.9)	(31.7)	(18.0)	(4.9)	(22.9)
Recoveries	6.6	2.4	9.0	2.7	1.1	3.8

Net loan charge-offs	(23.2)	0.5	(22.7)	(15.3)	(3.8)	(19.1)
Provision for credit losses	(39.4)	(14.9)	(54.3)	92.1	22.2	114.3

Balance at end of period	$241.0	$107.1	$348.1	$277.4	$136.6	$414.0

Allowance for Credit Losses - Off-Balance-Sheet Credit Exposures

The following table summarizes changes in the ACL on off-balance-sheet credit exposures for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Balance at beginning of period	$27.7	$20.7	$26.9	$5.6
CECL transition adjustment	-	-	-	14.5

Balance at beginning of period, adjusted	27.7	20.7	26.9	20.1
Provision charged (credited) to income	1.9	1.1	2.7	1.7

Balance at end of period	$29.6	$21.8	$29.6	$21.8

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

NOTE 5. LEASES

Lessor Arrangements

People’s United provides equipment financing to its customers through a variety of lessor arrangements, some of which may include options to renew and/or for the lessee to purchase the leased equipment at the end of the lease term. Direct financing leases and sales-type leases (collectively, “lease financing receivables”) are carried at the aggregate of lease payments receivable plus the estimated residual value of the leased assets and any initial direct costs incurred to originate these leases, less unearned income, which is accreted to interest income over the lease term using the interest method.

The composition of the Company’s total net investment in lease financing receivables included within equipment financing loans in the Consolidated Statements of Condition was as follows:

(in millions)	June 30, 2021	December 31, 2020
Lease payments receivable	$1,404.2	$1,418.4
Estimated residual value of leased assets	134.2	132.7

Gross investment in lease financing receivables	1,538.4	1,551.1
Plus: Deferred origination costs	10.7	11.6
Less: Unearned income	(147.2)	(150.7)

Total net investment in lease financing receivables	$1,401.9	$1,412.0

The contractual maturities of the Company’s lease financing receivables were as follows:

(in millions)	June 30, 2021
2021 (1)	$284.4
2022	482.4
2023	347.1
2024	231.2
2025	132.9
Later years	60.4

Total	$1,538.4

(1)Contractual maturities for the remaining six months in 2021.

The following table summarizes People’s United’s total lease income:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Lease financing receivables	$17.0	$17.5	$33.6	$35.1
Operating leases	11.2	11.8	22.5	24.4

Total lease income	$28.2	$29.3	$56.1	$59.5

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Lessee Arrangements

Substantially all of the Company’s lessee arrangements represent non-cancelable operating leases for real estate (primarily branch locations) and office equipment with terms extending through 2054. Under these arrangements, People’s United records right-of-use (“ROU”) assets and corresponding lease liabilities at lease commencement. Lease liabilities are recognized based on the present value of the remaining lease payments and discounted using the Company’s incremental borrowing rate for borrowings of similar term. ROU assets initially equal the related lease liability, adjusted for any lease payments made prior to the lease commencement and any lease incentives. Portions of certain properties are subleased for terms extending through 2028.

Within the Consolidated Statements of Condition, ROU assets are reported in other assets and the related lease liabilities are reported in other liabilities. Lease expense is recognized on a straight-line basis over the lease term and is recorded within occupancy and equipment expense in the Consolidated Statements of Income. Variable lease payments, which generally relate to the non-lease components noted above, are expensed as incurred.

The following tables provide the components of net lease cost and supplemental information:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Operating lease cost	$16.0	$16.4	$32.0	$33.1
Variable lease cost	2.0	1.6	4.8	4.7
Finance lease cost	0.1	0.1	0.2	0.2
Sublease income	(0.5)	(0.5)	(1.0)	(1.0)

Net lease cost	$17.6	$17.6	$36.0	$37.0

(dollars in millions)	June 30, 2021	December 31, 2020
Lease ROU assets:
Operating leases	$218.1	$234.9
Finance leases	2.2	2.3
Lease liabilities:
Operating leases	250.9	270.4
Finance leases	4.7	4.9
Weighted-average discount rate:
Operating leases	2.98%	3.08%
Finance leases	2.59	2.59
Weighted-average remaining lease term (in years):
Operating leases	7.5	7.7
Finance leases	11.0	11.7

	Six Months Ended June 30,
(in millions)	2021	2020
Cash payments included in the measurement of lease liabilities:
Reported in operating cash from operating leases	$34.2	$34.1
Reported in financing cash from finance leases	0.2	0.2
ROU assets obtained in exchange for lessee:
Operating lease liabilities	8.4	14.8

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The contractual maturities of the Company’s lease liabilities as of June 30, 2021 were as follows:

(in millions)	Operating Leases	Finance Leases
2021 (1)	$34.0	$0.3
2022	50.0	0.5
2023	38.2	0.5
2024	34.2	0.5
2025	30.5	0.5
Later years	96.8	3.1

Total lease payments	283.7	5.4
Less: Interest	(32.8)	(0.7)

Total lease liabilities	$250.9	$4.7

(1)Contractual maturities for the remaining six months in 2021.

NOTE 6. STOCKHOLDERS’ EQUITY

Preferred Stock and Common Stock

People’s United is authorized to issue (i) 50.0 million shares of preferred stock, par value of $0.01 per share, of which 10.0 million shares were issued at both June 30, 2021 and December 31, 2020, and (ii) 1.95 billion shares of common stock, par value of $0.01 per share, of which 536.8 million shares and 533.7 million shares were issued at June 30, 2021 and December 31, 2020, respectively.

Treasury Stock

Treasury stock includes (i) common stock repurchased by People’s United, either directly or through agents, in the open market at prices and terms satisfactory to management in connection with stock repurchases authorized by its Board of Directors (106.4 million shares at both June 30, 2021 and December 31, 2020) and (ii) common stock purchased in the open market by a trustee with funds provided by People’s United and originally intended for awards under the People’s United Financial, Inc. 2007 Recognition and Retention Plan (the “RRP”) (2.6 million shares at both June 30, 2021 and December 31, 2020). Following shareholder approval of the People’s United Financial, Inc. 2014 Long-Term Incentive Plan in 2014, no new awards may be granted under the RRP.

In June 2019, the Company’s Board of Directors authorized the repurchase of up to 20.0 million shares of People’s United’s outstanding common stock. Such shares may be repurchased, either directly or through agents, in the open market at prices and terms satisfactory to management. During the first quarter of 2020, the Company completed the repurchase authorization by purchasing 19.8 million shares of People’s United common stock at a total cost of $304.4 million.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Comprehensive Income

Comprehensive income represents the sum of net income and items of “other comprehensive income or loss,” including (on an after-tax basis): (i) net actuarial gains and losses, prior service credits and costs, and transition assets and obligations related to People’s United’s pension and other postretirement plans; (ii) net unrealized gains and losses on debt securities available-for-sale; (iii) net unrealized gains and losses on debt securities transferred to held-to-maturity; and (iv) net unrealized gains and losses on derivatives accounted for as cash flow hedges. People’s United’s total comprehensive income for the three and six months ended June 30, 2021 and 2020 is reported in the Consolidated Statements of Comprehensive Income.

The following is a summary of the changes in the components of accumulated other comprehensive income (loss) (“AOCL”), which are included in People’s United’s stockholders’ equity on an after-tax basis:

(in millions)	Pension and Other Postretirement Plans	Net Unrealized Gains (Losses) on Debt Securities Available-for-Sale	Net Unrealized Gains (Losses) on Debt Securities Transferred to Held-to-Maturity	Net Unrealized Gains (Losses) on Derivatives Accounted for as Cash Flow Hedges	Total AOCL
Balance at December 31, 2020	$(181.8)	$103.1	$(8.2)	$(2.3)	$(89.2)

Other comprehensive income (loss) before reclassifications	-	(64.2)	0.1	0.3	(63.8)
Amounts reclassified from AOCL (1)	5.5	-	2.1	0.6	8.2

Current period other comprehensive income (loss)	5.5	(64.2)	2.2	0.9	(55.6)

Balance at June 30, 2021	$(176.3)	$38.9	$(6.0)	$(1.4)	$(144.8)

(in millions)	Pension and Other Postretirement Plans	Net Unrealized Gains (Losses) on Debt Securities Available-for-Sale	Net Unrealized Gains (Losses) on Debt Securities Transferred to Held-to-Maturity	Net Unrealized Gains (Losses) on Derivatives Accounted for as Cash Flow Hedges	Total AOCL
Balance at December 31, 2019	$(176.2)	$20.8	$(11.8)	$0.3	$(166.9)

Other comprehensive income before reclassifications	-	90.0	-	(1.7)	88.3
Amounts reclassified from AOCL (1)	3.2	-	2.0	(0.5)	4.7

Current period other comprehensive income	3.2	90.0	2.0	(2.2)	93.0

Balance at June 30, 2020	$(173.0)	$110.8	$(9.8)	$(1.9)	$(73.9)

(1)See the following table for details about these reclassifications.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following is a summary of the amounts reclassified from AOCL:

	Amounts Reclassified from AOCL
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020	Affected Line Item in the Statement Where Net Income is Presented
Details about components of AOCL:
Amortization of pension and other postretirement plans items:
Net actuarial loss	$(2.6)	$(2.1)	$(5.2)	$(4.1)	(1)

	(2.6)	(2.1)	(5.2)	(4.1)	Income before income tax expense
	(2.5)	0.5	(0.3)	0.9	Income tax expense

	(5.1)	(1.6)	(5.5)	(3.2)	Net income

Reclassification adjustment for net realized gains (losses) on debt securities available-for-sale	-	-	-	-	Income before income tax expense (2)
	-	-	-	-	Income tax expense
	-	-	-	-	Net income
Amortization of unrealized losses on debt securities transferred to held-to-maturity	(1.2)	(1.4)	(2.8)	(2.7)	Income before income tax expense (3)
	0.3	0.4	0.7	0.7	Income tax expense

	(0.9)	(1.0)	(2.1)	(2.0)	Net income

Amortization of unrealized gains and losses on cash flow hedges:
Interest rate swaps	(0.4)	0.7	(0.8)	0.7	(5)
Interest rate locks (4)	-	-	-	-	(5)

	(0.4)	0.7	(0.8)	0.7	Income before income tax expense
	0.1	(0.2)	0.2	(0.2)	Income tax expense

	(0.3)	0.5	(0.6)	0.5	Net income

Total reclassifications for the period	$(6.3)	$(2.1)	$(8.2)	$(4.7)

(1)Included in the computation of net periodic benefit income (expense) reflected in other non-interest expense (see Note 9 for additional details).

(2)Included in other non-interest income.

(3)Included in interest and dividend income - securities.

(4)Amount reclassified from AOCL totaled less than $0.1 million for all periods.

(5)Included in interest expense - notes and debentures.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

NOTE 7. EARNINGS PER COMMON SHARE

The following is an analysis of People’s United’s basic and diluted earnings per common share (“EPS”), reflecting the application of the two-class method, as described below:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per common share data)	2021	2020	2021	2020
Net income available to common shareholders	$167.3	$86.4	$308.3	$213.3
Dividends paid on and undistributed earnings allocated to participating securities	-	-	-	-

Earnings attributable to common shareholders	$167.3	$86.4	$308.3	$213.3

Weighted average common shares outstanding for basic EPS	421.1	417.9	420.1	422.5
Effect of dilutive equity-based awards	4.0	2.2	3.8	2.3

Weighted average common shares and common-equivalent shares for diluted EPS	425.1	420.1	423.9	424.8

EPS:
Basic	$0.40	$0.21	$0.73	$0.50
Diluted	0.39	0.21	0.73	0.50

Unvested share-based payment awards, which include the right to receive non-forfeitable dividends or dividend equivalents, are considered to participate with common stock in undistributed earnings for purposes of computing EPS. Companies that have such participating securities, including People’s United, are required to calculate basic and diluted EPS using the two-class method. Restricted stock awards granted by People’s United prior to 2017 are considered participating securities. Calculations of EPS under the two-class method (i) exclude from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities and (ii) exclude from the denominator the dilutive impact of the participating securities.

All unallocated ESOP common shares and all common shares accounted for as treasury shares have been excluded from the calculation of basic and diluted EPS. Anti-dilutive equity-based awards totaling 11.5 million shares and 18.4 million shares for the three months ended June 30, 2021 and 2020, respectively, and 11.5 million shares and 17.2 million shares for the six months ended June 30, 2021 and 2020, respectively have also been excluded from the calculation of diluted EPS.

NOTE 8. GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS

Recent acquisitions have been undertaken with the objective of expanding the Company’s business, both geographically and through product offerings, as well as realizing synergies and economies of scale by combining with the acquired entities. For these reasons, a market-based premium was paid for the acquired entities which, in turn, resulted in the recognition of goodwill, representing the excess of the respective purchase prices over the estimated fair value of the net assets acquired.

People’s United’s goodwill totaled $2.68 billion at both June 30, 2021 and December 31, 2020, and was allocated to its operating segments as follows: Commercial Banking ($1.97 billion); Retail Banking ($657.9 million); and Wealth Management ($56.8 million).

Based on the quantitative assessment performed as of October 1, 2020, People’s United recognized, in the quarter ended December 31, 2020, a non-cash goodwill impairment charge totaling $353.0 million (representing 12% of total goodwill) associated with the Retail Banking reporting unit, while the fair values of the Commercial Banking and Wealth Management reporting units continued to exceed the respective carrying values by 4% and 103%, respectively.

Subsequent to the October 1st measurement date, an improved outlook with regard to interest rates and a reduction in the level of economic uncertainty due, in part, to widespread distribution of the COVID-19 vaccine, has resulted in significant appreciation in People’s United’s stock price, market capitalization and expectations with respect to future earnings and cash flows. The Company qualitatively assessed, as of June 30, 2021, recent potential triggering events that could serve as indicators that the carrying amount of its goodwill is impaired. Based on this evaluation, which also considered the results of the 2020 impairment assessment, the Company concluded that it was not more likely than not that the fair value of any reporting unit was less than its carrying amount at that date.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

All of People’s United’s tax deductible goodwill was created in transactions in which the Company purchased the assets of the target (as opposed to purchasing the issued and outstanding stock of the target). At June 30, 2021 and December 31, 2020, tax deductible goodwill totaled $108.5 million and $113.6 million, respectively.

People’s United’s other acquisition-related intangible assets totaled $145.0 million and $165.1 million at June 30, 2021 and December 31, 2020, respectively. At June 30, 2021, the carrying amounts of other acquisition-related intangible assets were as follows: core deposit intangible ($84.8 million); trade name intangible ($41.3 million); client relationships intangible ($14.9 million); trust relationships intangible ($3.8 million); favorable lease agreements ($0.1 million); and non-compete agreements ($0.1 million).

Amortization expense of other acquisition-related intangible assets totaled $8.8 million and $10.2 million for the three months ended June 30, 2021 and 2020, respectively, and $19.8 million and $20.9 million for the six months ended June 30, 2021 and 2020, respectively. Scheduled amortization expense attributable to other acquisition-related intangible assets for the full-year of 2021 and each of the next five years is as follows: $35.3 million in 2021; $30.9 million in 2022; $23.2 million in 2023; $19.5 million in 2024; $16.6 million in 2025; and $13.7 million in 2026. There were no impairment losses relating to goodwill or other acquisition-related intangible assets recorded in the Consolidated Statements of Income during the six months ended June 30, 2021 and 2020.

NOTE 9. EMPLOYEE BENEFIT PLANS

People’s United Employee Pension and Other Postretirement Plans

People’s United maintains a qualified noncontributory defined benefit pension plan (the “People’s Qualified Plan”) that covers substantially all full-time and part-time employees who (i) meet certain age and length of service requirements and (ii) were employed by the Bank prior to August 14, 2006. Benefits are based upon the employee’s years of credited service and either the average compensation for the last five years or the average compensation for the five consecutive years of the last ten years that produce the highest average.

New employees of the Bank starting on or after August 14, 2006 are not eligible to participate in the People’s Qualified Plan. Instead, the Bank makes contributions on behalf of these employees to a qualified defined contribution plan in an annual amount equal to 3% of the employee’s eligible compensation. Employee participation in this plan is restricted to employees who (i) are at least 18 years of age and (ii) worked at least 1,000 hours in a year. Both full-time and part-time employees are eligible to participate as long as they meet these requirements.

In July 2011, the Bank amended the People’s Qualified Plan to “freeze”, effective December 31, 2011, the accrual of pension benefits for People’s Qualified Plan participants. As such, participants will not earn any additional benefits after that date. Instead, effective January 1, 2012, the Bank began making contributions on behalf of these participants to a qualified defined contribution plan in an annual amount equal to 3% of the employee’s eligible compensation.

In addition to the People’s Qualified Plan, People’s United continues to maintain the qualified defined benefit pension plan that covers former United Financial Bancorp, Inc. employees who meet certain eligibility requirements (the “United Financial Qualified Plan”). All benefits under this plan were frozen effective December 31, 2012. Effective March 31, 2021, the United Financial Qualified Plan was merged into the People’s Qualified Plan.

People’s United’s funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time.

People’s United also maintains (i) unfunded, nonqualified supplemental plans to provide retirement benefits to certain senior officers (the “People’s Supplemental Plans”) and (ii) an unfunded plan that provides retirees with optional medical, dental and life insurance benefits (the “People’s Postretirement Plan”). People’s United accrues the cost of these postretirement benefits over the employees’ years of service to the date of their eligibility for such benefit. People’s United also continues to maintain: (1) for certain eligible former First Connecticut Bancorp, Inc. employees (i) an unfunded, nonqualified supplemental retirement plan (the “First Connecticut Supplemental Plan”) and (ii) unfunded plans that provide medical, dental and life insurance benefits (the “First Connecticut Postretirement Plans”); (2) for certain eligible former BSB Bancorp, Inc. employees (i) an unfunded, nonqualified supplemental retirement plan (the “BSB Bancorp Supplemental Plan”) and (ii) unfunded plans that provide life insurance benefits (the “BSB Bancorp Post Retirement Welfare (Life Insurance) Plan”); and (3) for certain former United Financial Bancorp, Inc. employees (i) an unfunded, nonqualified supplemental retirement plan (the “United Financial Supplemental Plan”) and (ii) unfunded plans that provide medical, dental and life insurance benefits (the “United Financial Postretirement Benefit Plan”).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Components of net periodic benefit (income) expense and other amounts recognized in other comprehensive income (loss) for (i) the People’s Qualified Plan, the United Financial Qualified Plan, the People’s Supplemental Plans, the First Connecticut Supplemental Plan, the BSB Bancorp Supplemental Plan and the United Financial Supplemental Plan (together the “Pension Plans”) and (ii) the People’s Postretirement Plan, the First Connecticut Postretirement Plans, the BSB Bancorp Post Retirement Welfare (Life Insurance) Plan and the United Financial Postretirement Plan (together the “Other Postretirement Plans”) are as follows:

	Pension Plans		Other Postretirement Plan
Three months ended June 30 (in millions)	2021	2020	2021	2020
Net periodic benefit (income) expense:
Interest cost	$4.2	$4.9	$0.1	$0.2
Expected return on plan assets	(13.7)	(12.4)	-	-
Recognized net actuarial loss	1.9	2.0	0.1	0.1
Settlements	0.2	0.9	-	-

Net periodic benefit (income) expense	$(7.4)	$(4.6)	$0.2	$0.3

	Pension Plans		Other Postretirement Plans
Six months ended June 30 (in millions)	2021	2020	2021	2020
Net periodic benefit (income) expense:
Interest cost	$7.8	$9.8	$0.3	$0.5
Expected return on plan assets	(26.9)	(24.8)	-	-
Recognized net actuarial loss	4.5	4.0	0.1	0.1
Settlements	0.5	1.7	-	-

Net periodic benefit (income) expense	(14.1)	(9.3)	0.4	0.6

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net actuarial loss	(4.5)	(4.0)	(0.1)	(0.1)

Total pre-tax changes recognized in other comprehensive income (loss)	(4.5)	(4.0)	(0.1)	(0.1)

Total recognized in net periodic benefit (income) expense and other comprehensive income (loss)	$(18.6)	$(13.3)	$0.3	$0.5

Employee Stock Ownership Plan

In April 2007, People’s United established an ESOP. At that time, People’s United loaned the ESOP $216.8 million to purchase 10,453,575 shares of People’s United common stock in the open market. In order for the ESOP to repay the loan, People’s United expects to make annual cash contributions of approximately $18.8 million until 2036. Such cash contributions may be reduced by the cash dividends paid on unallocated ESOP shares, which, for the six months ended June 30, 2021, totaled $2.0 million. At June 30, 2021, the loan balance totaled $166.7 million.

Employee participation in this plan is restricted to those employees who (i) are at least 18 years of age and (ii) worked at least 1,000 hours within 12 months of their hire date or any plan year (January 1 to December 31) after their date of hire. Employees meeting the aforementioned eligibility criteria during the plan year must continue to be employed as of the last day of the plan year in order to receive an allocation of shares for that plan year.

Shares of People’s United common stock are held by the ESOP and allocated to eligible participants annually based upon a percentage of each participant’s eligible compensation. Since the ESOP was established, a total of 5,052,562 shares of People’s United common stock have been allocated or committed to be released to participants’ accounts. At June 30, 2021, 5,401,013 shares of People’s United common stock, with a fair value of $92.6 million at that date, have not been allocated or committed to be released.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Compensation expense related to the ESOP is recognized at an amount equal to the number of common shares committed to be released by the ESOP for allocation to participants’ accounts multiplied by the average fair value of People’s United’s common stock during the reporting period. The difference between the fair value of the shares of People’s United’s common stock committed to be released and the cost of those common shares is recorded as a credit to additional paid-in capital (if fair value exceeds cost) or, to the extent that no such credits remain in additional paid-in capital, as a charge to retained earnings (if fair value is less than cost). Expense recognized for the ESOP totaled $2.9 million and $2.2 million for the six months ended June 30, 2021 and 2020, respectively.

NOTE 10. LEGAL PROCEEDINGS

In the normal course of business, People’s United is subject to various legal proceedings. Management has discussed with legal counsel the nature of these legal proceedings and, based on the advice of counsel and the information currently available, believes that the eventual outcome of these legal proceedings will not have a material adverse effect on People’s United’s financial condition, results of operations or liquidity.

NOTE 11. SEGMENT INFORMATION

See “Segment Results” included in Item 2 for segment information for the three and six months ended June 30, 2021 and 2020.

NOTE 12. FAIR VALUE MEASUREMENTS

Accounting standards related to fair value measurements define fair value, provide a framework for measuring fair value and establish related disclosure requirements. Broadly, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accordingly, an “exit price” approach is required in determining fair value. In support of this principle, a fair value hierarchy has been established that prioritizes the inputs used to measure fair value, requiring entities to maximize the use of market or observable inputs (as more reliable measures) and minimize the use of unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs generally require significant management judgment.

The three levels within the fair value hierarchy are as follows:

•Level 1 - Unadjusted quoted market prices for identical assets or liabilities in active markets that the entity has the ability to access at the measurement date (such as active exchange-traded equity securities or mutual funds and certain U.S. and government agency debt securities).

•Level 2 - Observable inputs other than quoted prices included in Level 1, such as:

◾quoted prices for similar assets or liabilities in active markets (such as U.S. agency and GSE issued mortgage-backed and CMO securities);

◾quoted prices for identical or similar assets or liabilities in less active markets (such as certain U.S. and government agency debt securities, and corporate and municipal debt securities that trade infrequently); and

◾other inputs that (i) are observable for substantially the full term of the asset or liability (e.g. interest rates, yield curves, prepayment speeds, default rates, etc.) or (ii) can be corroborated by observable market data (such as interest rate and currency derivatives and certain other securities).

•Level 3 - Valuation techniques that require unobservable inputs that are supported by little or no market activity and are significant to the fair value measurement of the asset or liability (such as pricing models, discounted cash flow methodologies and similar techniques that typically reflect management’s own estimates of the assumptions a market participant would use in pricing the asset or liability).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

People’s United maintains policies and procedures to value assets and liabilities using the most relevant data available. Described below are the valuation methodologies used by People’s United and the resulting fair values for those financial instruments measured at fair value on both a recurring and a non-recurring basis. For those financial instruments not measured at fair value either on a recurring or non-recurring basis, disclosure of each instrument’s carrying amount and estimated fair value has been provided.

Recurring Fair Value Measurements

Trading Debt Securities, Equity Securities and Debt Securities Available-For-Sale

When available, People’s United uses quoted market prices for identical securities received from an independent, nationally-recognized, third-party pricing service (as discussed further below) to determine the fair value of investment securities such as U.S. Treasury and agency securities and equity securities that are included in Level 1. When quoted market prices for identical securities are unavailable, People’s United uses prices provided by the independent pricing service based on recent trading activity and other observable information including, but not limited to, market interest rate curves, referenced credit spreads and estimated prepayment rates where applicable. These investments include certain U.S. and government agency debt securities, corporate and municipal debt securities, and GSE mortgage-backed and CMO securities, all of which are included in Level 2.

The Company’s debt securities available-for-sale are primarily comprised of GSE mortgage-backed securities. The fair value of these securities is based on prices obtained from the independent pricing service. The pricing service uses various techniques to determine pricing for the Company’s mortgage-backed securities, including option pricing and discounted cash flow analysis. The inputs include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, reference data, monthly payment information and collateral performance. At both June 30, 2021 and December 31, 2020, the mortgage-backed securities available-for-sale portfolio was entirely comprised of GSE mortgage-backed and CMO securities with original final maturities ranging from 7 to 40 years. An active market exists for securities that are similar to the Company’s GSE mortgage-backed and CMO securities, making observable inputs readily available.

Changes in the prices obtained from the pricing service are analyzed from month to month, taking into consideration changes in market conditions including changes in mortgage spreads, changes in U.S. Treasury security yields and changes in generic pricing of securities with similar duration. As a further point of validation, the Company generates its own month-end fair value estimate for all mortgage-backed securities, and state and municipal securities. While the Company has not adjusted the prices obtained from the independent pricing service, any notable differences between those prices and the Company’s estimates are subject to further analysis. This additional analysis may include a review of prices provided by other independent parties, a yield analysis, a review of average life changes using Bloomberg analytics and a review of historical pricing for the particular security. Based on management’s review of the prices provided by the pricing service, the fair values incorporate observable market inputs used by market participants at the measurement date and, as such, are classified as Level 2 securities.

Other Assets

As discussed in Note 9, certain unfunded nonqualified supplemental plans have been established to provide retirement benefits to certain senior officers. People’s United has funded two trusts to provide benefit payments to the extent such benefits are not paid directly by People’s United, the assets of which are included in other assets in the Consolidated Statements of Condition. When available, People’s United determines the fair value of the trust assets using quoted market prices for identical securities received from a third-party nationally recognized pricing service.

Derivatives

People’s United values its derivatives using internal models that are based on market or observable inputs including interest rate curves and forward/spot prices for selected currencies. Derivative assets and liabilities included in Level 2 represent interest rate swaps and caps, foreign exchange contracts, risk participation agreements, forward commitments to sell residential mortgage loans and interest rate-lock commitments on residential mortgage loans.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following tables summarize People’s United’s financial instruments that are measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of June 30, 2021 (in millions)	Level 1	Level 2	Level 3	Total
Financial assets:
Debt securities available-for-sale:
U.S. Treasury and agency	$537.1	$-	$-	$537.1
GSE mortgage-backed and CMO securities	-	5,791.5	-	5,791.5
Other assets:
Exchange-traded funds	85.9	-	-	85.9
Mutual funds	5.3	-	-	5.3
Interest rate swaps	-	520.0	-	520.0
Interest rate caps	-	2.0	-	2.0
Foreign exchange contracts	-	12.7	-	12.7
Forward commitments to sell residential mortgage loans	-	0.1	-	0.1

Total	$628.3	$6,326.3	$-	$6,954.6

Financial liabilities:
Interest rate swaps	$-	$115.3	$-	$115.3
Interest rate caps	-	2.0	-	2.0
Risk participation agreements	-	0.3	-	0.3
Foreign exchange contracts	-	2.9	-	2.9
Interest rate-lock commitments on residential mortgage loans	-	0.1	-	0.1

Total	$-	$120.6	$-	$120.6

	Fair Value Measurements Using
As of December 31, 2020 (in millions)	Level 1	Level 2	Level 3	Total
Financial assets:
Debt securities available-for-sale:
U.S. Treasury and agency	$541.6	$-	$-	$541.6
GSE mortgage-backed and CMO securities	-	4,383.9	-	4,383.9
Equity securities	5.3	-	-	5.3
Other assets:
Exchange-traded funds	53.0	-	-	53.0
Mutual funds	3.9	-	-	3.9
Interest rate swaps	-	783.8	-	783.8
Interest rate caps	-	3.0	-	3.0
Foreign exchange contracts	-	12.8	-	12.8
Forward commitments to sell residential mortgage loans	-	0.7	-	0.7

Total	$603.8	$5,184.2	$-	$5,788.0

Financial liabilities:
Interest rate swaps	$-	$157.2	$-	$157.2
Interest rate caps	-	3.0	-	3.0
Risk participation agreements	-	0.4	-	0.4
Foreign exchange contracts	-	8.8	-	8.8
Interest rate-lock commitments on residential mortgage loans	-	1.0	-	1.0

Total	$-	$170.4	$-	$170.4

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Non-Recurring Fair Value Measurements

The valuation techniques and inputs used by People’s United for those assets measured at fair value on a non-recurring basis, excluding goodwill, are described below.

Loans Held-for-Sale

Loans held-for-sale are recorded at the lower of amortized cost or fair value and are therefore measured at fair value on a non-recurring basis. When available, People’s United uses observable secondary market data, including pricing on recent closed market transactions for loans with similar characteristics. Accordingly, such loans are classified as Level 2 measurements. When observable data is unavailable, valuation methodologies using current market interest rate data adjusted for inherent credit risk are used, and such loans are included in Level 3.

Collateral Dependent Loans

The Company’s approach to determining the fair value of collateral dependent loans is described in Note 3, “Loans”.

People’s United has estimated the fair values of these assets using Level 3 inputs, such as discounted cash flows based on inputs that are largely unobservable and, instead, reflect management’s own estimates of the assumptions a market participant would use in pricing such loans and/or the fair value of collateral based on independent third-party appraisals for collateral dependent loans. Such appraisals are based on the market and/or income approach to value and are subject to a discount (to reflect estimated cost to sell) that generally approximates 10%.

REO and Repossessed Assets

REO and repossessed assets are recorded at the lower of cost or fair value, less estimated selling costs, and are therefore measured at fair value on a non-recurring basis. People’s United has estimated the fair values of these assets using Level 3 inputs, such as independent third-party appraisals and price opinions. Such appraisals are based on the market and/or income approach to value and are subject to a discount (to reflect estimated cost to sell) that generally approximates 10%. Assets that are acquired through loan default are recorded as held-for-sale initially at the lower of the recorded investment in the loan or fair value (less estimated selling costs) upon the date of foreclosure/repossession. Subsequent to foreclosure/repossession, valuations are updated periodically and the carrying amounts of these assets may be reduced further.

Mortgage Servicing Rights

Mortgage servicing rights are evaluated for impairment based upon the fair value of the servicing rights as compared to their amortized cost. The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. This model incorporates certain assumptions that market participants would likely use in estimating future net servicing income, such as interest rates, prepayment speeds and the cost to service (including delinquency and foreclosure costs), all of which require a degree of management judgment. Adjustments are only recorded when the discounted cash flows derived from the valuation model are less than the carrying value of the asset. As such, mortgage servicing rights are subject to measurement at fair value on a non-recurring basis and are classified as Level 3 assets.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following tables summarize People’s United’s assets that are measured at fair value on a non-recurring basis:

	Fair Value Measurements Using
As of June 30, 2021 (in millions)	Level 1	Level 2	Level 3	Total
Loans held-for-sale (1)	$-	$5.4	$-	$5.4
Collateral dependent loans (2)	-	-	42.2	42.2
REO and repossessed assets (3)	-	-	10.5	10.5
Mortgage servicing rights (4)	-	-	5.0	5.0

Total	$-	$5.4	$57.7	$63.1

	Fair Value Measurements Using
As of December 31, 2020 (in millions)	Level 1	Level 2	Level 3	Total
Goodwill (5)	$-	$-	$2,680.8	$2,680.8
Loans held-for-sale (1)	-	26.5	-	26.5
Collateral dependent loans (2)	-	-	32.8	32.8
REO and repossessed assets (3)	-	-	12.5	12.5
Mortgage servicing rights (4)	-	-	4.8	4.8

Total	$-	$26.5	$2,730.9	$2,757.4

(1)Consists of residential mortgage loans; no fair value adjustments were recorded for the six months ended June 30, 2021 and 2020.

(2)Represents the recorded investment in collateral dependent loans with a related ACL totaling $17.0 million and $20.5 million measured in accordance with applicable accounting guidance at June 30, 2021 and December 31, 2020, respectively. The provision for credit losses on collateral dependent loans totaled $3.5 million and $5.5 million for the six months ended June 30, 2021 and 2020, respectively.

(3)Represents: (i) $3.5 million of commercial REO; (ii) $1.6 million of residential REO; and (iii) $5.4 million of repossessed assets at June 30, 2021. Charge-offs to the ACL related to loans that were transferred to REO or repossessed assets totaled $0.6 million and $2.7 million for the six months ended June 30, 2021 and 2020, respectively. Write downs and net (gains) losses on sale of foreclosed/repossessed assets charged to non-interest expense totaled $(0.1) million and $1.2 million for the same periods.

(4)Fair value adjustments totaling $0.2 million and $(4.7) million were recorded for the six months ended June 30, 2021 and 2020, respectively.

(5)Goodwill was evaluated for impairment as of October 1, 2020 (the Company’s annual measurement date).

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Financial Assets and Financial Liabilities Not Measured At Fair Value

The following tables summarize the carrying amounts, estimated fair values and placement in the fair value hierarchy of People’s United’s financial instruments that are not measured at fair value either on a recurring or non-recurring basis:

	Carrying Amount	Estimated Fair Value Measurements Using
As of June 30, 2021 (in millions)		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$516.3	$516.3	$-	$-	$516.3
Short-term investments	5,249.4	-	5,249.4	-	5,249.4
Debt securities held-to-maturity, net	4,003.1	-	4,235.7	1.5	4,237.2
FRB and FHLB stock	264.9	-	264.9	-	264.9
Total loans, net (1)	40,975.3	-	7,630.6	33,642.6	41,273.2
Financial liabilities:
Time deposits	4,442.3	-	4,467.9	-	4,467.9
Other deposits	48,138.9	-	48,138.9	-	48,138.9
FHLB advances	569.7	-	570.0	-	570.0
Customer repurchase agreements	382.5	-	382.5	-	382.5
Notes and debentures	1,001.6	-	1,032.7	-	1,032.7

	Carrying Amount	Estimated Fair Value Measurements Using
As of December 31, 2020 (in millions)		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$477.3	$477.3	$-	$-	$477.3
Short-term investments	3,766.0	-	3,766.0	-	3,766.0
Debt securities held-to-maturity, net	3,993.8	-	4,265.5	1.5	4,267.0
FRB and FHLB stock	266.6	-	266.6	-	266.6
Total loans, net (1)	43,411.6	-	8,539.4	35,294.0	43,833.4
Financial liabilities:
Time deposits	5,658.8	-	5,699.7	-	5,699.7
Other deposits	46,478.9	-	46,478.9	-	46,478.9
FHLB advances	569.7	-	570.3	-	570.3
Federal funds purchased	452.9	-	452.9	-	452.9
Customer repurchase agreements	125.0	-	125.0	-	125.0
Notes and debentures	1,009.6	-	1,035.8	-	1,035.8

(1)Excludes collateral dependent loans measured at fair value on a non-recurring basis totaling $42.2 million at June 30, 2021 and $32.8 million at December 31, 2020.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

NOTE 13. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

People’s United uses derivative financial instruments as components of its market risk management (principally to manage interest rate risk (“IRR”)). Certain other derivatives are entered into in connection with transactions with commercial customers. Derivatives are not used for speculative purposes.

All derivatives are recognized as either assets or liabilities in the Consolidated Statements of Condition, reported at fair value and presented on a gross basis. Until a derivative is settled, a favorable change in fair value results in an unrealized gain that is recognized as an asset, while an unfavorable change in fair value results in an unrealized loss that is recognized as a liability.

The Company generally applies hedge accounting to its derivatives used for market risk management purposes. Hedge accounting is permitted only if specific criteria are met, including a requirement that a highly effective relationship exist between the derivative instrument and the hedged item, both at inception of the hedge and on an ongoing basis. The hedge accounting method depends upon whether the derivative instrument is classified as a fair value hedge (i.e. hedging an exposure related to a recognized asset or liability, or a firm commitment) or a cash flow hedge (i.e. hedging an exposure related to the variability of future cash flows associated with a recognized asset or liability, or a forecasted transaction). Changes in the fair value of effective fair value hedges are recognized in current earnings (with the change in fair value of the hedged asset or liability also recorded in earnings). Changes in the fair value of effective cash flow hedges are recognized in other comprehensive income (loss) until earnings are affected by the variability in cash flows of the designated hedged item. Ineffective portions of hedge results are recognized in current earnings. Changes in the fair value of derivatives for which hedge accounting is not applied are recognized in current earnings.

People’s United formally documents at inception all relationships between the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transactions. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities, or to specific firm commitments or forecasted transactions. People’s United also formally assesses, both at inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of the hedged items. If it is determined that a derivative is not highly effective or has ceased to be a highly effective hedge, People’s United would discontinue hedge accounting prospectively. Gains or losses resulting from the termination of a derivative accounted for as a cash flow hedge remain in AOCL and are amortized to earnings over the remaining period of the former hedging relationship, provided the hedged item continues to be outstanding or it is probable the forecasted transaction will occur.

People’s United uses the dollar offset method, regression analysis and scenario analysis to assess hedge effectiveness at inception and on an ongoing basis. Such methods are chosen based on the nature of the hedge strategy and are used consistently throughout the life of the hedging relationship.

Certain derivative financial instruments are offered to commercial customers to assist them in meeting their financing and investing objectives and for their risk management purposes. These derivative financial instruments consist primarily of interest rate swaps and caps, but also include foreign exchange contracts. The interest rate and foreign exchange risks associated with customer interest rate swaps and caps and foreign exchange contracts are mitigated by entering into similar derivatives having essentially offsetting terms with institutional counterparties.

Interest rate-lock commitments extended to borrowers relate to the origination of residential mortgage loans. To mitigate the IRR inherent in these commitments, People’s United enters into mandatory delivery and best efforts contracts to sell adjustable-rate and fixed-rate residential mortgage loans (servicing released). Forward commitments to sell and interest rate-lock commitments on residential mortgage loans are considered derivatives and their respective estimated fair values are adjusted based on changes in interest rates.

Changes in the fair value of derivatives for which hedge accounting is not applied are recognized in current earnings, including customer derivatives, interest-rate lock commitments and forward sale commitments.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

By using derivatives, People’s United is exposed to credit risk to the extent that counterparties to the derivative contracts do not perform as required. Should a counterparty fail to perform under the terms of a derivative contract, the Company’s counterparty credit risk is equal to the amount reported as a derivative asset in the Consolidated Statements of Condition. In accordance with the Company’s balance sheet offsetting policy (see Note 14), amounts reported as derivative assets represent derivative contracts in a gain position, without consideration for derivative contracts in a loss position with the same counterparty (to the extent subject to master netting arrangements) and posted collateral. People’s United seeks to minimize counterparty credit risk through credit approvals, limits, monitoring procedures, execution of master netting arrangements and obtaining collateral, where appropriate. Counterparties to People’s United’s derivatives include major financial institutions and exchanges that undergo comprehensive and periodic internal credit analysis as well as maintain investment grade credit ratings from the major credit rating agencies. As such, management believes the risk of incurring credit losses on derivative contracts with those counterparties is remote and losses, if any, would be immaterial.

Certain of People’s United’s derivative contracts contain provisions establishing collateral requirements (subject to minimum collateral posting thresholds) based on the Company’s external credit rating. If the Company’s senior unsecured debt rating were to fall below the level generally recognized as investment grade, the counterparties to such derivative contracts could require additional collateral on those derivative transactions in a net liability position (after considering the effect of master netting arrangements and posted collateral). The aggregate fair value of derivative instruments with such credit-related contingent features that were in a net liability position at June 30, 2021 was $0.5 million, for which People’s United had posted no collateral in the normal course of business. If the Company’s senior unsecured debt rating had fallen below investment grade as of that date, $0.5 million in additional collateral would have been required.

The following sections further discuss each class of derivative financial instrument used by People’s United, including management’s principal objectives and risk management strategies.

Interest Rate Swaps

People’s United may, from time to time, enter into interest rate swaps that are used to manage IRR associated with certain interest-bearing liabilities.

The Bank has entered into a pay floating/receive fixed interest rate swap to hedge the change in fair value due to changes in interest rates of the Bank’s $400 million subordinated notes. The Bank has agreed with the swap counterparty to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated based on a notional amount of $375 million. The fixed-rate interest payments received on the swap will essentially offset the fixed-rate interest payments made on these notes, notwithstanding the notional difference between these notes and the swap. The floating-rate interest amounts paid under the swap are calculated based on three-month LIBOR plus 126.5 basis points. The swap effectively converts the fixed-rate subordinated notes to a floating-rate liability. This swap is accounted for as a fair value hedge.

The Bank has entered into two-year and three-year pay fixed/receive floating interest rate swaps to reduce its interest rate exposure by hedging the variability in interest cash flows on certain rolling three-month funding liabilities, which may consist of FHLB advances. The Bank has agreed with the swap counterparty to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated based on an aggregate notional amount of $550 million. The interest rate swaps effectively convert a short-term benchmark interest rate (LIBOR) into a fixed-rate. These swaps are accounted for as cash flow hedges.

Customer Derivatives

People’s United enters into interest rate swaps and caps with certain of its commercial customers. In order to minimize its risk, these customer interest rate swaps (pay floating/receive fixed) and caps have been offset with essentially matching interest rate swaps (pay fixed/receive floating) and caps with People’s United’s institutional counterparties. Hedge accounting has not been applied for these derivatives. Accordingly, changes in the fair value of all such interest rate swaps and caps are recognized in current earnings.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Foreign Exchange Contracts

Foreign exchange contracts are commitments to buy or sell foreign currency on a future date at a contractual price. People’s United uses these instruments on a limited basis to (i) eliminate its exposure to fluctuations in currency exchange rates on certain of its commercial loans that are denominated in foreign currencies and (ii) provide foreign exchange contracts on behalf of commercial customers within credit exposure limits. Gains and losses on foreign exchange contracts substantially offset the translation gains and losses on the related loans.

Risk Participation Agreements

People’s United enters into risk participation agreements under which it may either assume or sell credit risk associated with a borrower’s performance under certain interest rate derivative contracts. In those instances in which People’s United has assumed credit risk, it is not a party to the derivative contract and has entered into the risk participation agreement because it is also a party to the related loan agreement with the borrower. In those instances in which People’s United has sold credit risk, it is a party to the derivative contract and has entered into the risk participation agreement because it sold a portion of the related loan. People’s United manages its credit risk under risk participation agreements by monitoring the creditworthiness of the borrower, based on its normal credit review process. The notional amounts of the risk participation agreements reflect People’s United’s pro-rata share of the derivative contracts, consistent with its share of the related loans.

Forward Commitments to Sell Residential Mortgage Loans and Related Interest Rate-Lock Commitments

People’s United enters into forward commitments to sell adjustable-rate and fixed-rate residential mortgage loans (all to be sold servicing released) in order to reduce the market risk associated with originating loans for sale in the secondary market. In order to fulfill a forward commitment, People’s United delivers originated loans at prices or yields specified by the contract. The risks associated with such contracts arise from the possible inability of counterparties to meet the contract terms or People’s United’s inability to originate the necessary loans. Gains and losses realized on the forward contracts are reported in the Consolidated Statements of Income as a component of the net gains on sales of residential mortgage loans. In the normal course of business, People’s United will commit to an interest rate on a mortgage loan application at the time of application, or anytime thereafter. The risks associated with these interest rate-lock commitments arise if market interest rates change prior to the closing of these loans. Both forward sales commitments and interest rate-lock commitments made to borrowers on held-for-sale loans are accounted for as derivatives, with changes in fair value recognized in current earnings.

Interest Rate Locks

In connection with its planned issuance of senior notes in the fourth quarter of 2012, People’s United entered into U.S. Treasury forward interest rate locks (“T-Locks”) to hedge the risk that the 10-year U.S. Treasury yield component of the underlying coupon of the fixed-rate senior notes would rise prior to establishing the fixed interest rate on the senior notes. Upon pricing the senior notes, the T-Locks were terminated and the unrealized gain of $0.9 million was included (on a net-of-tax basis) as a component of AOCL. The gain is being recognized as a reduction of interest expense over the ten-year period during which the hedged item ($500 million senior note issuance) affects earnings.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The table below provides a summary of the notional amounts and fair values (presented on a gross basis) of derivatives outstanding:

				Fair Values (1)
		Notional Amounts		Assets		Liabilities
(in millions)	Type of Hedge	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020
Derivatives Not Designated as Hedging Instruments:
Interest rate swaps:
Commercial customers	N/A	$8,797.4	$8,878.6	$514.2	$778.0	$10.1	$0.4
Institutional counterparties	N/A	8,799.3	8,881.3	5.8	5.8	105.2	156.8
Interest rate caps:
Commercial customers	N/A	136.5	185.1	2.0	3.0	-	-
Institutional counterparties	N/A	136.5	185.1	-	-	2.0	3.0
Risk participation agreements	N/A	924.2	924.3	-	-	0.3	0.4
Foreign exchange contracts	N/A	330.5	285.3	12.7	12.8	2.9	8.8
Forward commitments to sell residential mortgage loans	N/A	1.4	25.4	0.1	0.7	-	-
Interest rate-lock commitments on residential mortgage loans	N/A	1.4	41.5	-	-	0.1	1.0

Total				534.8	800.3	120.6	170.4

Derivatives Designated as Hedging Instruments:
Interest rate swaps:
FHLB advances	Cash flow	550.0	550.0	-	-	-	-
Subordinated notes	Fair value	375.0	375.0	-	-	-	-
Total				-	-	-	-

Total fair value of derivatives				$534.8	$800.3	$120.6	$170.4

(1)Assets are recorded in other assets and liabilities are recorded in other liabilities.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

The following table summarizes the impact of People’s United’s derivatives on pre-tax income and AOCL:

		Amount of Pre-Tax Gain (Loss) Recognized in Earnings (1)		Amount of Pre-Tax Gain (Loss) Recognized in AOCL
Six months ended June 30 (in millions)	Type of Hedge	2021	2020	2021	2020
Derivatives Not Designated as Hedging Instruments:
Interest rate swaps:
Commercial customers	N/A	$(186.2)	$700.3	$-	$-
Institutional counterparties	N/A	188.3	(688.6)	-	-
Interest rate caps:
Commercial customers	N/A	(0.9)	2.1	-	-
Institutional counterparties	N/A	1.0	(2.1)	-	-
Foreign exchange contracts	N/A	0.9	0.4	-	-
Risk participation agreements	N/A	0.3	(0.4)	-	-
Forward commitments to sell residential mortgage loans	N/A	(0.7)	0.4	-	-
Interest rate-lock commitments on residential mortgage loans	N/A	1.0	(0.4)	-	-

Total		3.7	11.7	-	-

Derivatives Designated as Hedging Instruments:
Interest rate swaps	Fair value	4.7	1.4	-	-
Interest rate swaps	Cash flow	(0.8)	0.7	0.3	(2.2)
Interest rate locks (2)	Cash flow	-	-	-	-
Total		3.9	2.1	0.3	(2.2)

Total		$7.6	$13.8	$0.3	$(2.2)

(1)Amounts recognized in earnings are recorded in interest income, interest expense or other non-interest income for derivatives designated as hedging instruments and in other non-interest income for derivatives not designated as hedging instruments.

(2)Income totaled less than $0.1 million for both periods.

NOTE 14. BALANCE SHEET OFFSETTING

Assets and liabilities relating to certain financial instruments, including derivatives, may be eligible for offset in the Consolidated Statements of Condition and/or subject to enforceable master netting arrangements or similar agreements. People’s United’s derivative transactions with institutional counterparties are generally executed under International Swaps and Derivative Association (“ISDA”) master agreements, which include “right of set-off” provisions that provide for a single net settlement of all interest rate swap positions, as well as collateral, in the event of default on, or the termination of, any one contract. Nonetheless, the Company does not, except as indicated below, offset asset and liabilities under such arrangements in the Consolidated Statements of Condition.

The Chicago Mercantile Exchange (“CME”) legally characterizes variation margin payments for over-the-counter derivatives that clear as settlements rather than collateral. Accordingly, the Company’s accounting policies classify, for accounting and presentation purposes, variation margin payments deemed to be legal settlements as a single unit of account with the related derivative(s). At both June 30, 2021 and December 31, 2020, this presentation impacted one of the Company’s institutional counterparties. As such, People’s United has, subject to the corresponding enforceable master netting arrangement, netted the institutional counterparty’s CME derivative position and offset the counterparty’s variation margin payments in the Consolidated Statement of Condition as of both dates.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Collateral (generally in the form of marketable debt securities) pledged by counterparties in connection with derivative transactions is not reported in the Consolidated Statements of Condition unless the counterparty defaults. Collateral that has been pledged by People’s United to counterparties continues to be reported in the Consolidated Statements of Condition unless the Company defaults.

The following tables provide a gross presentation, the effects of offsetting, and a net presentation of the Company’s financial instruments that are eligible for offset in the Consolidated Statements of Condition. The collateral amounts in these tables are limited to the outstanding balances of the related asset or liability (after netting is applied) and, therefore, instances of overcollateralization are not presented. In the tables below, the Net Amount Presented of the derivative assets and liabilities can be reconciled to the fair value of the Company’s derivative financial instruments in Note 13. The Company’s derivative contracts with commercial customers and customer repurchase agreements are not subject to master netting arrangements and, therefore, have been excluded from the tables below.

	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset		Net Amount
As of June 30, 2021 (in millions)				Financial Instruments	Collateral
Financial assets:
Interest rate swaps:
Counterparty A	$0.1	$-	$0.1	$(0.1)	$-	$-
Counterparty B	-	-	-	-	-	-
Counterparty C	1.2	-	1.2	(1.2)	-	-
Counterparty D	0.4	-	0.4	(0.4)	-	-
Counterparty E	2.8	-	2.8	-	-	2.8
Other counterparties	1.3	-	1.3	(1.3)	-	-
Foreign exchange contracts	12.7	-	12.7	-	-	12.7

Total	$18.5	$-	$18.5	$(3.0)	$-	$15.5

Financial liabilities:
Interest rate swaps:
Counterparty A	$3.7	$-	$3.7	$(0.1)	$(3.6)	$-
Counterparty B	4.7	-	4.7	-	(4.7)	-
Counterparty C	39.7	-	39.7	(1.2)	(38.5)	-
Counterparty D	14.4	-	14.4	(0.4)	(2.7)	11.3
Counterparty E	-	-	-	-	-	-
Other counterparties	44.7	-	44.7	(1.3)	(43.3)	0.1
Foreign exchange contracts	2.9	-	2.9	-	-	2.9

Total	$110.1	$-	$110.1	$(3.0)	$(92.8)	$14.3

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset		Net Amount
As of December 31, 2020 (in millions)				Financial Instruments	Collateral
Financial assets:
Interest rate swaps:
Counterparty A	$-	$-	$-	$-	$-	$-
Counterparty B	-	-	-	-	-	-
Counterparty C	0.3	-	0.3	(0.3)	-	-
Counterparty D	-	-	-	-	-	-
Counterparty E	5.4	-	5.4	-	-	5.4
Other counterparties	0.1	-	0.1	(0.1)	-	-
Foreign exchange contracts	12.8	-	12.8	-	-	12.8

Total	$18.6	$-	$18.6	$(0.4)	$-	$18.2

Financial liabilities:
Interest rate swaps:
Counterparty A	$5.6	$-	$5.6	$-	$(5.6)	$-
Counterparty B	7.1	-	7.1	-	(7.1)	-
Counterparty C	56.6	-	56.6	(0.3)	(56.3)	-
Counterparty D	21.4	-	21.4	-	(10.4)	11.0
Counterparty E	-	-	-	-	-	-
Other counterparties	69.1	-	69.1	(0.1)	(69.0)	-
Foreign exchange contracts	8.8	-	8.8	-	-	8.8

Total	$168.6	$-	$168.6	$(0.4)	$(148.4)	$19.8

Resale and repurchase agreements represent agreements to purchase/sell securities subject to an obligation to resell/repurchase the same or similar securities. People’s United accounts for securities resale agreements as secured lending transactions and securities repurchase agreements as secured borrowings since the transferor maintains effective control over the transferred securities and the transfer meets the other criteria for such accounting. The securities are pledged by the transferor as collateral and the transferee has the right by contract to repledge that collateral provided the same collateral is returned to the transferor upon maturity of the underlying agreement. The fair value of the pledged collateral approximates the recorded amount of the secured loan or borrowing. Decreases in the fair value of the transferred securities below an established threshold require the transferor to provide additional collateral.

The following tables show the extent to which assets and liabilities exchanged under resale and repurchase agreements have been offset in the Consolidated Statements of Condition. These agreements: (i) are entered into simultaneously with the same financial institution counterparty; (ii) have the same principal amounts and inception/maturity dates; and (iii) are subject to a master netting arrangement that contains a conditional right of offset upon default. At June 30, 2021 and December 31, 2020, the Company posted as collateral marketable securities with fair values of $255.5 million and $258.7 million, respectively, and, in turn, accepted as collateral cash and marketable securities with fair values of $255.2 million and $254.4 million, respectively.

As of June 30, 2021 (in millions)	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented
Total resale agreements	$250.0	$(250.0)	$-

Total repurchase agreements	$250.0	$(250.0)	$-

As of December 31, 2020 (in millions)	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented
Total resale agreements	$250.0	$(250.0)	$-

Total repurchase agreements	$250.0	$(250.0)	$-

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

NOTE 15. NEW ACCOUNTING STANDARDS

Reference Rate Reform

In 2017, the United Kingdom’s Financial Conduct Authority announced that it will cease to compel its panel banks to submit London Interbank Offered Rate (“LIBOR”) rates after December 31, 2021 as a result of the steadily decreasing number of transaction-based borrowing observations between banks in interbank funding markets. LIBOR is widely used by the Company as it serves as the primary index rate for approximately 48% of its loan portfolio. As a result of LIBOR cessation, a Company-wide initiative was introduced to assess all applicable loan, deposit and borrowing categories, and develop a comprehensive plan for the transition away from LIBOR. The Company expects to follow recommendations from the Federal Reserve’s Alternative Reference Rate Committee and the International Swaps and Derivatives Association, along with industry-led solutions, in establishing a replacement index, or indices, for LIBOR.

In March 2020, the Financial Accounting Standards Board (the “FASB”) issued a new standard providing temporary optional expedients and exceptions to existing U.S. GAAP on contract modifications and hedge accounting in order to ease the financial reporting burdens associated with transitioning away from LIBOR and other interbank offered rates to acceptable alternative rates. Under the new guidance, an entity can elect, by accounting topic or industry subtopic, to account for the modification of a contract affected by reference rate reform as a continuation of the existing contract, if certain conditions are met. In addition, the new guidance allows an entity to elect, on a hedge-by-hedge basis, to continue to apply hedge accounting for hedging relationships in which the critical terms change due to reference rate reform, if certain conditions are met. A one-time election to sell and/or transfer held-to-maturity debt securities that reference a rate affected by reference rate reform is also permitted under the new guidance. While the standard is effective upon issuance, the Company continues to evaluate the impact and which optional expedients and exceptions might be elected. These optional elections will generally cease to apply to contract modifications or existing hedging relationships after December 31, 2022.

In November 2020, the Federal banking agencies issued a statement encouraging banks that enter into new financial contracts prior to December 31, 2021 to utilize a reference rate other than LIBOR and to include robust fallback language that specifies a clearly defined alternative reference rate after LIBOR’s discontinuation. People’s United began incorporating recent ISDA-derived LIBOR fallback language in new LIBOR-based interest rate swap transactions effective after January 25, 2021. Bank-wide efforts to transition from LIBOR-based originations to alternate indices prior to December 31, 2021 are continuing, including upgrades and enhancements to certain Bank systems. Separately, the agencies indicated that a bank may use any reference rate for its loans that the bank determines to be appropriate for its funding model and customer needs.

In January 2021, the FASB issued clarifying guidance regarding the scope of the optional relief for reference rate reform contemplated in its March 2020 standard. This guidance permits entities to apply certain of the optional practical expedients and exceptions included in its March 2020 standard to the accounting for derivative contracts and hedging activities that may be affected by changes in interest rates used for discounting cash flows, computing variation margin settlements and calculating price alignment interest (the “discounting transition”). These optional practical expedients and exceptions may be applied to derivative instruments impacted by the discounting transition even if such instruments do not reference a rate that is expected to be discontinued. This guidance is effective immediately and an entity may elect to apply the amendments as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to January 7, 2021, up to the date that financial statements are available to be issued.

People’s United Financial, Inc.

Notes to Consolidated Financial Statements - (Unaudited)

Disclosure Requirements - Defined Benefit Plans

In August 2018, the FASB issued targeted amendments that serve to make minor changes to the disclosure requirements for employers that sponsor defined benefit pension and/or other postretirement benefit plans. More specifically, the amendments (i) remove disclosures that are no longer considered cost beneficial; (ii) clarify the specific requirements of selected disclosures; and (iii) add disclosure requirements identified as relevant. These amendments are effective for fiscal years ending after December 15, 2020 (January 1, 2021 for People’s United) and early adoption is permitted. The provisions set forth in this guidance, which the Company elected to early adopt in 2018, have been reflected in Note 9 (as applicable) and did not have a significant impact on the Company’s Consolidated Financial Statements.

Simplifying the Accounting for Income Taxes

In December 2019, the FASB amended its standards with respect to income taxes, simplifying the accounting in several areas, including intra-period tax allocation, deferred tax liabilities related to outside basis differences, and year-to-date losses in interim periods, among others. This amendment became effective on January 1, 2021 for People’s United. Currently, this guidance is not expected to have a significant impact on the Company’s Consolidated Financial Statements or related disclosures.

NOTE 16. SUBSEQUENT EVENT

On August 5, 2021, the Bank announced it had reached an agreement with Stop & Shop to retain 27 in-store branch and corresponding ATM locations in Connecticut slated to close as part of the previously announced decision not to renew existing in-store branch contracts in Connecticut. The locations were strategically selected based on a variety of factors including proximity to nearby traditional branches, transaction volume, customer feedback and input from community leaders. The new agreement does not impact the previously announced exit period for all other Connecticut Stop & Shop branch locations. Closures will occur over several years using a phased approach and begin in 2022. Customers of the impacted branch locations will receive a minimum of 90 days’ notice prior to the closure. People’s United currently operates 125 Stop & Shop branch locations, 84 in Connecticut and 41 in New York.